Exhibit 3.23

POSTAL ADDRESS	P.O. Box 71170
1008 BD AMSTERDAM
OFFICE ADDRESS	Fred. Roeskestraat 100
1076 ED AMSTERDAM
The Netherlands
TELEPHONE	+31 (0)20 578 5875
FAX	+31 (0)20 578 5807
INTERNET	www.loyensloeff.com

Deed of Amendment to the Articles of Association of

Styron Holding B.V.

2 July 2010

CONTENTS:

•

True copy of the notarial deed of amendment to the articles of association of Styron Holding B.V. executed before G.M. Portier, civil law notary, officiating in Amsterdam, the Netherlands, on 2 July 2010;

•	English office translation of the deed of incorporation amendment to the articles of association of Styron Holding B.V.

•	Consecutive text Styron Holding B.V.

•	English office translation of the Consecutive text Styron Holding B.V.

The public limited company Loyens & Loeff N.V. is established in Rotterdam and is registered with the Trade Register of the Chamber of Commerce and Industry under number 24370566. Solely Loyens & Loeff N.V. shall operate as contracting agent. All its services shall be governed by its General Terms and Conditions, including, inter alia, a limitation of liability and a nomination of competent jurisdiction. These General Terms and Conditions have been printed on the reverse side of this page and may also be consulted via www.loyensloeff.com. The conditions were deposited with the Registry of the Rotterdam District Court on 1 July 2009 under number 43/2009.

AMSTERDAM    •    ARNHEM    •    BRUSSELS     •    EINDHOVEN    •    LUXEMBOURG    •    ROTTERDAM    •     ARUBA

CURACAO    •    DUBAI    •    FRANKFURT     •    GENEVA    •    LONDON    •    NEW YORK    •    PARIS    •    SINGAPORE    •    TOKYO    •    ZURICH

GMP/EtB/5138212/40048481

7270974-V1

Execution copy

STATUTENWIJZIGING STYRON HOLDING B.V.

Op twee juli tweeduizend tien is voor mij, mr. Guido Marcel Portier, notaris met plaats van vestiging Amsterdam, verschenen:

de heer mr. Gerrit Ernst Hendrik ter Braak, geboren te Dirksland op eenentwintig december negentienhonderd zevenenzeventig, met kantooradres Fred. Roeskestraat 100, 1076 ED Amsterdam.

De comparant heeft het volgende verklaard:

De algemene vergadering van aandeelhouders van Styron Holding B.V., een besloten vennootschap met beperkte aansprakelijkheid, gevestigd te Hoek, gemeente Terneuzen en kantoorhoudende te Herbert H. Dowweg 5, 4542 NM Hoek, ingeschreven bij het handelsregister van de Kamers van Koophandel voor Zuidwest-Nederland onder nummer 20164469 (de “vennootschap”) heeft op dertig juni tweeduizend tien besloten de statuten van de vennootschap partieel te wijzigen, alsmede om de comparant te machtigen deze akte te doen passeren. Van deze besluitvorming blijkt uit een aandeelhoudersbesluit dat in kopie aan deze akte zal worden gehecht (Bijlage I).

De statuten van de vennootschap zijn vastgesteld bij oprichting van de vennootschap, bij akte op eenentwintig december tweeduizend negen verleden voor mr. D.R. de Lange, notaris met plaats van vestiging Rotterdam, terzake waarvan een ministeriële verklaring van geen bezwaar werd verleend op achttien december tweeduizend negen, onder nummer B.V. 1580890. De statuten van de vennootschap zijn sedertdien niet gewijzigd.

Ter uitvoering van voormeld besluit tot statutenwijziging worden de statuten van de vennootschap hierbij gewijzigd als volgt.

Wijziging A.

Artikel 1 wordt gewijzigd en komt te luiden als volgt:

“Artikel 1. begripsbepalingen.

1.1	In deze statuten wordt verstaan onder:

a.	een “aandeel”:

een aandeel in het kapitaal van de vennootschap;

b.	een “aandeelhouder”:

een houder van een of meer aandelen;

c.	de “algemene vergadering”:

het vennootschapsorgaan bestaande uit stemgerechtigde aandeelhouders, alsmede pandhouders en vruchtgebruikers aan wie het stemrecht op aandelen toekomt;

d.	een “algemene vergadering van aandeelhouders”:

een bijeenkomst van aandeelhouders en andere personen met vergaderrechten;

e.	“certificaathoudersrechten”:

de rechten die de wet toekent aan houders van met medewerking van een vennootschap uitgegeven certificaten van aandelen in haar kapitaal;

f.	de “directie”:

het bestuur van de vennootschap;

g.	een “dochtermaatschappij”:

een dochtermaatschappij als bedoeld in artikel 2:24a van het Burgerlijk Wetboek;

h.	“schriftelijk”:

bij brief, telefax, e-mail, of door een op andere wijze langs elektronische weg toegezonden leesbaar en reproduceerbaar bericht, mits de identiteit van de verzender met afdoende zekerheid kan worden vastgesteld;

i.	het “uitkeerbare eigen vermogen”:

het deel van het eigen vermogen van de vennootschap, dat het geplaatste kapitaal vermeerderd met de reserves die krachtens de wet moeten worden aangehouden, te boven gaat;

j.	een “vennootschapsorgaan”:

de directie of de algemene vergadering.

de directie of de algemene vergadering.

1.2	Verwijzingen naar artikelen verwijzen naar artikelen van deze statuten, tenzij het tegendeel blijkt.”

Wijziging B.

Artikel 5 lid 3 wordt gewijzigd en komt te luiden als volgt:

“5.3	In het register van aandeelhouders worden tevens opgenomen de namen en adressen van de pandhouders en vruchtgebruikers van aandelen, met vermelding van de datum waarop zij het recht hebben verkregen en de datum van erkenning of betekening, alsmede met vermelding of hen het stemrecht of de certificaathoudersrechten toekomen.”

Wijziging C.

Artikel 14 wordt gewijzigd en komt te luiden als volgt:

“Artikel 14. Pandrecht en vruchtgebruik op aandelen.

14.1	Het bepaalde in artikel 12 is van overeenkomstige toepassing op de vestiging van een pandrecht op aandelen en op de vestiging of levering van een vruchtgebruik op aandelen.

14.2	Bij de vestiging van een pandrecht op een aandeel of bij de vestiging of levering van een vruchtgebruik op een aandeel kan het stemrecht aan de pandhouder of vruchtgebruiker worden toegekend, met inachtneming van hetgeen terzake in de wet is bepaald.

14.3	Zowel de aandeelhouder die geen stemrecht heeft als de pandhouder of vruchtgebruiker die wel stemrecht heeft, heeft de certificaathoudersrechten. De certificaathoudersrechten kunnen ook worden toegekend aan de pandhouder of vruchtgebruiker die geen stemrecht heeft, maar alleen indien de algemene vergadering dat heeft goedgekeurd en met inachtneming van hetgeen terzake in de wet is bepaald.”

Wijziging D.

Artikel 18 lid 3, laatste zin vervalt.

Wijziging E.

Artikel 25 lid 2 sub e. wordt gewijzigd en komt te luiden als volgt:

“e.	andere onderwerpen door de directie, dan wel aandeelhouders en/of personen met certificaathoudersrechten, tezamen vertegenwoordigende ten minste een honderdste gedeelte van het geplaatste kapitaal van de vennootschap aan de orde gesteld en aangekondigd met inachtneming van het bepaalde in artikel 27 van deze statuten.”

Wijziging F.

Artikel 26 lid 2, eerste volzin wordt gewijzigd en komt te luiden als volgt:

“Aandeelhouders en/of personen met certificaathoudersrechten, tezamen vertegenwoordigende ten minste een tiende gedeelte van het geplaatste kapitaal van de vennootschap hebben het recht aan de directie te verzoeken een algemene vergadering van aandeelhouders bijeen te roepen, onder nauwkeurige opgave van de te behandelen onderwerpen.”

Wijziging G.

Artikel 27 lid 1 wordt gewijzigd en komt te luiden als volgt:

“27.1	Algemene vergaderingen van aandeelhouders worden bijeengeroepen door de directie. Voorts kunnen algemene vergaderingen van aandeelhouders bijeengeroepen worden door personen met stemrechten op aandelen, tezamen vertegenwoordigende ten minste de helft van het geplaatste kapitaal van de vennootschap, onverminderd het bepaalde in artikel 26.2.”

Wijziging H.

Artikel 27 lid 4 wordt gewijzigd en komt te luiden als volgt:

“27.4	De oproeping geschiedt door middel van oproepingsbrieven gericht aan de adressen van de aandeelhouders en de personen met certificaathoudersrechten, zoals deze zijn vermeld in het register van aandeelhouders. De aandeelhouder en de persoon met certificaathoudersrechten die daarmee instemt, kan in plaats van door een oproepingsbrief, worden opgeroepen tot de vergadering door een langs elektronische weg toegezonden leesbaar en reproduceerbaar bericht aan het adres dat door hem voor dit doel aan de vennootschap bekend is gemaakt.”

Wijziging I.

Artikel 27 lid 5 wordt gewijzigd en komt te luiden als volgt:

“27.5	Algemene vergaderingen van aandeelhouders worden gehouden in de gemeente waar de vennootschap volgens deze statuten gevestigd is. Algemene vergaderingen van aandeelhouders kunnen ook elders worden gehouden, maar dan kunnen geldige besluiten van de algemene vergadering alleen worden genomen, indien het gehele geplaatste kapitaal van de vennootschap vertegenwoordigd is en iedere persoon met certificaathoudersrechten geldig is opgeroepen.”

Wijziging J.

Artikel 28 lid 1 wordt gewijzigd en komt te luiden als volgt:

“28.1	Iedere aandeelhouder en iedere persoon met certificaathoudersrechten is bevoegd de algemene vergaderingen van aandeelhouders bij te wonen, daarin het woord te voeren en, voor zover hem het stemrecht toekomt, het stemrecht uit te oefenen. Aandeelhouders en personen met certificaathoudersrechten kunnen zich ter vergadering doen vertegenwoordigen door een schriftelijk gevolmachtigde.”

Wijziging K.

Artikel 30 lid 3 wordt gewijzigd en komt te luiden als volgt:

“30.3	De directie maakt aantekening van alle door de algemene vergadering genomen besluiten. Indien de directie niet ter vergadering is vertegenwoordigd, wordt door of namens de voorzitter van de vergadering een afschrift van de genomen besluiten zo spoedig mogelijk na de vergadering aan de directie verstrekt. De aantekeningen liggen ten kantore van de vennootschap ter inzage van de aandeelhouders en de personen met certificaathoudersrechten. Aan ieder van hen wordt desgevraagd een afschrift van of uittreksel uit de aantekeningen verstrekt.”

Wijziging L.

Artikel 31 lid 4 wordt gewijzigd en komt te luiden als volgt:

“31.4	Indien de door de wet of deze statuten gegeven voorschriften voor het oproepen en houden van algemene vergaderingen van aandeelhouders niet in acht zijn genomen, kunnen ter vergadering alleen geldige besluiten van de algemene vergadering worden genomen, indien het gehele geplaatste kapitaal van de vennootschap is vertegenwoordigd en met algemene stemmen en iedere persoon met certificaathoudersrechten aanwezig of vertegenwoordigd is.”

Wijziging M.

Artikel 31 lid 5 wordt gewijzigd en komt te luiden als volgt:

“31.5

Voor aandelen die toebehoren aan de vennootschap of een dochtermaatschappij en voor aandelen waarvan de vennootschap of een dochtermaatschappij de certificaten houdt, kan in de algemene vergadering geen stem worden uitgebracht. Pandhouders en vruchtgebruikers van aandelen die aan de vennootschap of een dochtermaatschappij toebehoren, zijn evenwel niet van het stemrecht uitgesloten, indien het pandrecht of vruchtgebruik was gevestigd voordat het aandeel aan de vennootschap of die dochtermaatschappij toebehoorde. De vennootschap of een dochtermaatschappij kan geen stem uitbrengen voor een aandeel waarop zij een pandrecht of een recht van vruchtgebruik heeft.”

Wijziging N.

Artikel 33 lid 1 wordt gewijzigd en komt te luiden als volgt:

“33.1	Besluiten van de algemene vergadering kunnen in plaats van in een algemene vergadering van aandeelhouders ook schriftelijk worden genomen, mits met algemene stemmen van alle stemgerechtigde aandeelhouders. Het bepaalde in artikel 28.3 is van overeenkomstige toepassing. Besluitvorming buiten vergadering is evenwel niet mogelijk indien er personen met certificaathoudersrechten zijn.”

Wijziging O.

Artikel 34 lid 1 wordt gewijzigd en komt te luiden als volgt:

“34.1	De algemene vergadering is bevoegd deze statuten te wijzigen. Wanneer in een algemene vergadering van aandeelhouders een voorstel tot statutenwijziging wordt gedaan, moet zulks steeds bij de oproeping tot de vergadering worden vermeld. Tegelijkertijd moet een afschrift van het voorstel, waarin de voorgedragen wijziging woordelijk is opgenomen, ten kantore van de vennootschap ter inzage worden gelegd voor de aandeelhouders en de personen met certificaathoudersrechten tot de afloop van de vergadering. Vanaf de dag van nederlegging tot de dag van de vergadering wordt aan een aandeelhouder en/of een persoon met certificaathoudersrechten, op diens verzoek, kosteloos een afschrift van het voorstel verstrekt. Van een wijziging van deze statuten wordt een notariële akte opgemaakt.”

Verklaring van geen bezwaar.

Terzake van bovenstaande statutenwijziging is een ministeriële verklaring van geen bezwaar verleend op zestien juni tweeduizend tien, onder nummer B.V. 1580890, waarvan blijkt uit een schriftelijke verklaring van het Ministerie van Justitie die aan deze akte is gehecht (Bijlage II).

Slot.

De comparant is mij, notaris, bekend.

Deze akte is verleden te Amsterdam op de datum aan het begin van deze akte vermeld. De zakelijke inhoud van deze akte is aan de comparant opgegeven en toegelicht. De comparant heeft verklaard op volledige voorlezing van de akte geen prijs te stellen, tijdig voor het verlijden van de inhoud daarvan te hebben kennisgenomen en met de inhoud in te stemmen. Onmiddellijk na beperkte voorlezing is deze akte eerst door de comparant en daarna door mij, notaris, ondertekend.

(Was getekend: G.E.H. ter Braak, G.M. Portier)

UITGEGEVEN VOOR AFSCHRIFT
Door mij, mr. Karlijn van der Meer, als waarnemer van mr. G.M. Portier,
Amsterdam, 16 augustus 2011

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GMP/EtB/5138212/40048481

7119965-v1

Execution copy

NOTE ABOUT TRANSLATION:

This document is an English translation of a document prepared in Dutch. In preparing this document, an attempt has been made to translate as literally as possible without jeopardizing the overall continuity of the text. Inevitably, however, differences may occur in translation and if they do, the Dutch text will govern by law.

In this translation, Dutch legal concepts are expressed in English terms and not in their original Dutch terms. The concepts concerned may not be identical to concepts described by the English terms as such terms may be understood under the laws of other jurisdictions.

AMENDMENT ARTICLES OF ASSOCIATION OF STYRON HOLDING B.V.

This second day of July, two thousand ten, there appeared before me, Guido Marcel Portier, civil law notary officiating in Amsterdam, the Netherlands:

Gerrit Ernst Hendrik ter Braak, born in Dirksland, the Netherlands, on the twenty-first day of December nineteen hundred and seventy-seven, employed at Fred. Roeskestraat 100, 1076 ED Amsterdam, the Netherlands.

The person appearing declared the following:

On the thirtieth day of June, two thousand and ten the general meeting of shareholders of Styron Holding B.V., a private limited liability company under Dutch law (besloten vennootschap met beperkte aansprakelijkheid), having its official seat in Hoek, municipality of Terneuzen, the Netherlands and its office address at Herbert H. Dowweg 5, 4542 NM Hoek, the Netherlands, registered with the Trade Register of the Chambers of Commerce for the South-West Netherlands under number 20164469 (the “Company”), resolved to partially amend the Articles of Association of the Company, as well as to authorize the person appearing to have this deed executed. The adoption of such resolutions is evidenced by a copy of the shareholder’s resolution attached to this deed (Annex I).

The Articles of Association of the Company were established at the incorporation of the Company, by a deed, executed on the twenty-first day of December, two thousand and nine before D.R. de Lange, civil law notary officiating in Rotterdam, the Netherlands, with respect to which a ministerial Statement of No Objections was granted on the eighteenth day of December, two thousand and nine, under number B.V. 1580890. The Articles of Association of the Company have not been amended since.

In implementing the aforementioned resolution, the Articles of Association of the Company are hereby amended as follows.

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Amendment A.

Article 1 is amended and shall read as follows:

“Article 1. Definitions.

1.1	In these Articles of Association the following words shall have the following meanings:

a.	a “Share”:

a share in the capital of the Company;

b.	a “Shareholder”:

a holder of one or more Shares;

c.	the “Shareholders’ Body”:

the body of the Company consisting of Shareholders entitled to vote together with pledgees and usufructuaries to whom voting rights attributable to Shares accrue;

d.	a “General Meeting of Shareholders”:

a meeting of Shareholders and other persons entitled to attend meetings of Shareholders;

e.	“DRH-rights”:

the rights conferred by law upon holders of depositary receipts issued with a company’s cooperation for shares in its capital;

f.	the “Management Board”:

the management board of the Company;

g.	a “Subsidiary”:

a subsidiary of the Company as referred to in Section 2:24a of the Dutch Civil Code;

h.	“in writing”:

by letter, by telecopier, by e-mail, or by a legible and reproducible message otherwise electronically sent, provided that the identity of the sender can be sufficiently established;

i.	the “Distributable Equity”:

the part of the Company’s equity which exceeds the aggregate of the issued capital and the reserves which must be maintained pursuant to the law;

j.	a “Company Body”:

the Management Board or the Shareholders’ Body.

1.2	References to Articles shall be deemed to refer to articles of these Articles of Association, unless the contrary is apparent.”

Amendment B.

Article 5 paragraph 3 is amended and shall read as follows:

“5.3	The names and addresses of pledgees and usufructuaries of Shares shall also be entered in the register of Shareholders, showing the date on which they acquired the right and the date of acknowledgement by or serving upon the Company and furthermore showing whether the voting rights or the DRH-rights accrue to them.”

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Amendment C.

Article 14 is amended and shall read as follows:

“Article 14. Pledging of Shares and Usufruct in Shares.

14.1	The provisions of Article 12 shall apply by analogy to the pledging of Shares and to the creation or transfer of a usufruct in Shares.

14.2	On the creation of a right of pledge in a Share and on the creation or transfer of a usufruct in a Share, the voting rights attributable to such Share may be assigned to the pledgee or the usufructuary, with due observance of the relevant provisions of the law.

14.3	Both the Shareholder without voting rights and the pledgee or usufructuary with voting rights shall have the DRH-rights. The DRH-rights may also be granted to the pledgee or usufructuary without voting rights, but only if the Shareholders’ Body has approved the same and with due observance of the relevant provisions of the law.”

Amendment D.

Article 18 paragraph 3, last sentence is deleted.

Amendment E.

Article 25 paragraph 2 sub e is amended and shall read as follows:

“e.	other subjects presented for discussion by the Management Board or by Shareholders and/or persons with DRH-rights, who individually or jointly represent at least one percent (1%) of the Company’s issued capital, and announced with due observance of Article 27 of these Articles of Association.”

Amendment F.

Article 26 paragraph 2, first sentence is amended and shall read as follows:

“Shareholders and/or persons with DRH-rights, who individually or jointly represent at least ten percent (10%) of the Company’s issued capital, may request the Management Board to convene a General Meeting of Shareholders, stating specifically the subjects to be discussed.”

Amendment G.

Article 27 paragraph 1 is amended and shall read as follows:

“27.1	Notice of General Meetings of Shareholders shall be given by the Management Board. Furthermore, notice of General Meetings of Shareholders may be given by persons to whom voting rights to Shares accrue representing in the aggregate at least half of the Company’s issued capital, without prejudice to the provisions of Article 26.2.”

Amendment H.

Article 27 paragraph 4 is amended and shall read as follows:

“27.4	The notice of the meeting shall be sent by letters to the addresses of the Shareholders and the persons with DRH-rights shown in the register of Shareholders. Instead of through notice letters, any Shareholder and person with DRH-rights that gives his consent, may be sent notice of the meeting by means of a legible and reproducible message electronically sent to the address stated by him for this purpose to the company.”

Amendment I.

Article 27 paragraph 5 is amended and shall read as follows:

“27.5	General Meetings of Shareholders are held in the municipality in which, according to these Articles of Association, the Company has its official seat.

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General Meetings of Shareholders may also be held elsewhere, but in that case valid resolutions of the Shareholders’ Body may only be adopted if all of the Company’s issued capital is represented and each person with DRH-rights has been duly convened.”

Amendment J.

Article 28 paragraph 1 is amended and shall read as follows:

“28.1	Each Shareholder and each person with DRH-rights shall be entitled to attend the General Meetings of Shareholders, to address the meeting and, if the voting rights accrue to him, to exercise his voting rights. Share-holders and persons with DRH-rights may be represented in a meeting by a proxy authorized in writing.”

Amendment K.

Article 30 paragraph 3 is amended and shall read as follows:

“30.3	The Management Board shall keep record of all resolutions adopted by the Shareholders’ Body. If the Management Board is not represented at a meeting, the chairperson of the meeting shall ensure that the Management Board is provided with a transcript of the resolutions adopted, as soon as possible after the meeting. The records shall be deposited at the Company’s office for inspection by the Shareholders and the persons with DRH-rights. On application, each of them shall be provided with a copy of or an extract from the records.”

Amendment L.

Article 31 paragraph 4 is amended and shall read as follows:

“31.4	If the formalities for convening and holding of General Meetings of Shareholders, as prescribed by law or these Articles of Association, have not been complied with, valid resolutions of the Shareholders’ Body may only be adopted in a meeting, if in such meeting all of the Company’s issued capital is represented and such resolution is carried by unanimous vote and each person with DRH-rights is present or represented.”

Amendment M.

Article 31 paragraph 5 is amended and shall read as follows:

“31.5	In the Shareholders’ Body, no voting rights may be exercised for any Share held by the Company or a subsidiary, nor for any Share for which the Company or a subsidiary holds the depositary receipts. However, pledgees and usufructuaries of Shares owned by the Company or a subsidiary are not excluded from exercising the voting rights, if the right of pledge or the usufruct was created before the Share was owned by the Company or such subsidiary. The Company or a subsidiary may not exercise voting rights for a Share in which it holds a right of pledge or a usufruct.”

Amendment N.

Article 33 paragraph 1 is amended and shall read as follows:

“33.1	Resolutions of the Shareholders’ Body may also be adopted in writing without holding a General Meeting of Shareholders, provided they are adopted by the unanimous vote of all Shareholders entitled to vote. The provision of Article 28.3 shall apply by analogy. Adoption of resolutions outside of meetings shall not be permissible if there are persons with DRH-rights.”

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Amendment O.

Article 34 paragraph 1 is amended and shall read as follows:

“34.1	The Shareholders’ Body may resolve to amend these Articles of Association. When a proposal to amend these Articles of Association is to be made at a General Meeting of Shareholders, the notice of such meeting must state so and a copy of the proposal, including the verbatim text thereof, shall be deposited and kept available at the Company’s office for inspection by the Shareholders and the persons with DRH-rights, until the conclusion of the meeting. From the day of deposit until the day of the meeting, a Shareholder and/or a person with DRH-rights shall, on application, be provided with a copy of the proposal free of charge. An amendment of these Articles of Association shall be laid down in a notarial deed.”

Statement Of No Objections.

With respect to the foregoing amendment of the Articles of Association, a ministerial Statement of No Objections of the Dutch Ministry of Justice was granted on the sixteenth day of June, two thousand and ten, under number B.V. 1580890, which is evidenced by a written statement from the Dutch Ministry of Justice attached to this deed (Annex II).

End.

The person appearing is known to me, civil law notary.

This deed was executed in Amsterdam, the Netherlands, on the date stated in the first paragraph of this deed. The contents of the deed have been stated and clarified to the person appearing. The person appearing has declared not to wish the deed to be fully read out, to have noted the contents of the deed timely before its execution and to agree with the contents. After limited reading, this deed was signed first by the person appearing and thereafter by me, civil law notary.

DOORLOPENDE TEKST VAN DE STATUTEN VAN:

Styron Holding B.V.

gevestigd te Hoek, gemeente Terneuzen.

Zoals deze luiden na akte houdende partiële wijziging van de statuten, op 2 juli 2010 verleden voor mr. G.M. Portier, notaris met als plaats van vestiging Amsterdam.

De besloten vennootschap staat ingeschreven in het handelsregister van de Kamers van Koophandel onder dossiernummer 20164469.

STATUTEN:

HOOFDSTUK I.

Artikel 1. Begripsbepalingen.

1.1	In deze statuten wordt verstaan onder:

a.	een “aandeel”:

een aandeel in het kapitaal van de vennootschap;

b.	een “aandeelhouder”:

een houder van één of meer aandelen;

c.	de “algemene vergadering”:

het vennootschapsorgaan bestaande uit stemgerechtigde aandeelhouders, alsmede pandhouders en vruchtgebruikers aan wie het stemrecht op aandelen toekomt;

d.	een “algemene vergadering van aandeelhouders”:

een bijeenkomst van aandeelhouders en andere personen met vergaderrechten;

e.	“certificaathoudersrechten”:

de rechten die de wet toekent aan houders van met medewerking van een vennootschap uitgegeven certificaten van aandelen in haar kapitaal;

f.	de “directie”:

het bestuur van de vennootschap;

g.	een “dochtermaatschappij”:

een dochtermaatschappij als bedoeld in artikel 2:24a van het Burgerlijk Wetboek;

h.	“schriftelijk”:

bij brief, telefax, e-mail, of door een op andere wijze langs elektronische weg toegezonden leesbaar en reproduceerbaar bericht, mits de identiteit van de verzender met afdoende zekerheid kan worden vastgesteld;

i.	het “uitkeerbare eigen vermogen”:

het deel van het eigen vermogen van de vennootschap, dat het geplaatste kapitaal vermeerderd met de reserves die krachtens de wet moeten worden aangehouden, te boven gaat;

j.	een “vennootschapsorgaan”:

de directie of de algemene vergadering.

de directie of de algemene vergadering.

1.2	Verwijzingen naar artikelen verwijzen naar artikelen van deze statuten, tenzij het tegendeel blijkt.

HOOFDSTUK II. NAAM, ZETEL EN DOEL.

Artikel 2. Naam en zetel.

2.1	De naam van de vennootschap is:

Styron Holding B.V.

2.2	De vennootschap is gevestigd te Hoek, gemeente Terneuzen.

Artikel 3. Doel.

De vennootschap heeft ten doel het deelnemen in, het financieren van, het zich op andere wijze interesseren bij en het voeren van bestuur over andere ondernemingen, het zich (mede)verbinden voor verplichtingen van Groepsmaatschappijen, het zich verbinden voor en het stellen van zekerheid voor anderen en het verrichten van al hetgeen met het vorenstaande in de ruimste zin verband houdt of daartoe bevorderlijk kan zijn.

HOOFDSTUK III. MAATSCHAPPELIJK KAPITAAL; REGISTER VAN AANDEELHOUDERS.

Artikel 4. Maatschappelijk kapitaal.

4.1	Het maatschappelijk kapitaal van de vennootschap bedraagt vijfhonderdduizend euro (€ 500.000,00).

4.2	Het maatschappelijk kapitaal is verdeeld in vijfduizend (5.000) aandelen met een nominaal bedrag van eenhonderd euro (€ 100,00) elk.

4.3	Alle aandelen luiden op naam. Aandeelbewijzen worden niet uitgegeven.

Artikel 5. Register van aandeelhouders.

5.1	Iedere aandeelhouder, iedere pandhouder van aandelen en iedere vruchtgebruiker van aandelen is verplicht aan de vennootschap schriftelijk opgave te doen van zijn adres.

5.2	De directie houdt een register van aandeelhouders, waarin de namen en adressen van alle aandeelhouders worden opgenomen, met vermelding van de datum waarop zij de aandelen hebben verkregen, de datum van de erkenning of betekening, alsmede met vermelding van het nominaal op elk aandeel gestorte bedrag.

5.3	In het register van aandeelhouders worden tevens opgenomen de namen en adressen van de pandhouders en vruchtgebruikers van aandelen, met vermelding van de datum waarop zij het recht hebben verkregen en de datum van erkenning of betekening, alsmede met vermelding of hen het stemrecht of de certificaathoudersrechten toekomen.

5.4	Op verzoek van een aandeelhouder of een pandhouder of vruchtgebruiker van aandelen verstrekt de directie kosteloos een uittreksel uit het register van aandeelhouders met betrekking tot het recht dat de verzoeker op een aandeel heeft.

5.5	Het register van aandeelhouders wordt regelmatig bijgehouden. Alle inschrijvingen en aantekeningen in het register worden getekend door één of meer personen die tot vertegenwoordiging van de vennootschap bevoegd zijn.

5.6	De directie legt het register ten kantore van de vennootschap ter inzage van de aandeelhouders.

HOOFDSTUK IV. UITGIFTE VAN AANDELEN.

Artikel 6. Besluit tot uitgifte en notariële akte.

6.1	Uitgifte van aandelen geschiedt ingevolge een besluit van de algemene vergadering. De algemene vergadering kan haar bevoegdheid hiertoe overdragen aan een ander vennootschapsorgaan en kan deze overdracht herroepen.

6.2	Bij het besluit tot uitgifte van aandelen worden de uitgifteprijs en de verdere voorwaarden van uitgifte bepaald.

6.3	Het bepaalde in de artikelen 6.1. en 6.2 hiervoor is van overeenkomstige toepassing op het verlenen van rechten tot het nemen van aandelen, maar is niet van toepassing op het uitgeven van aandelen aan iemand die een voordien reeds verkregen recht tot het nemen van aandelen uitoefent.

6.4	Voor uitgifte van een aandeel is voorts vereist een daartoe bestemde ten overstaan van een notaris met plaats van vestiging in Nederland verleden akte waarbij de betrokkenen partij zijn.

Artikel 7. Voorkeursrecht.

7.1	Iedere aandeelhouder heeft bij uitgifte van aandelen een voorkeursrecht naar evenredigheid van het gezamenlijke nominale bedrag van zijn aandelen, behoudens het bepaalde in de artikelen 7.2, 7.3 en 7.4 hierna. De aandeelhouders hebben eenzelfde voorkeursrecht bij het verlenen van rechten tot het nemen van aandelen.

7.2	Aandeelhouders hebben geen voorkeursrecht op aandelen die worden uitgegeven aan werknemers van de vennootschap of van een groepsmaatschappij van de vennootschap als bedoeld in artikel 2:24b van het Burgerlijk Wetboek.

7.3	Het voorkeursrecht kan, telkens voor een enkele uitgifte, worden beperkt of uitgesloten bij besluit van het tot uitgifte bevoegde vennootschapsorgaan.

7.4	Aandeelhouders hebben geen voorkeursrecht op aandelen die worden uitgegeven aan iemand die een voordien reeds verkregen recht tot het nemen van aandelen uitoefent.

Artikel 8. Storting op aandelen.

8.1	Bij uitgifte van elk aandeel moet daarop het gehele nominale bedrag worden gestort.

8.2	Storting op een aandeel moet in geld geschieden voor zover niet een andere inbreng is overeengekomen. Storting in vreemd geld kan slechts geschieden met toestemming van de vennootschap en met inachtneming van het bepaalde in artikel 2:203a van het Burgerlijk Wetboek.

8.3	Storting op aandelen door inbreng anders dan in geld geschiedt met inachtneming van het bepaalde in artikel 2:204b van het Burgerlijk Wetboek.

HOOFDSTUK V. EIGEN AANDELEN; VERMINDERING VAN HET GEPLAATSTE KAPITAAL.

Artikel 9. Eigen aandelen.

9.1	Bij uitgifte van aandelen, mag de vennootschap geen aandelen in haar kapitaal verkrijgen

9.2	De vennootschap mag volgestorte aandelen in haar kapitaal verkrijgen, mits aan de wettelijke vereisten is voldaan.

9.3	Vervreemding van door de vennootschap gehouden eigen aandelen of certificaten daarvan geschiedt ingevolge een besluit van de algemene vergadering. Bij een besluit tot vervreemding worden de voorwaarden van de vervreemding bepaald. Vervreemding van eigen aandelen geschiedt voorts met inachtneming van de in deze statuten opgenomen blokkeringregeling

Artikel 10. Financiële steunverlening.

10.1	De vennootschap mag, met het oog op het nemen of verkrijgen door anderen van aandelen of certificaten daarvan, zekerheid stellen, een koersgarantie geven, zich op andere wijze sterk maken of zich hoofdelijk of anderszins naast of voor anderen verbinden, tenzij de wet anders bepaalt.

10.2	Mits aan de wettelijke vereisten wordt voldaan, mag de vennootschap leningen met het oog op het nemen of verkrijgen van aandelen in haar kapitaal of van certificaten daarvan verstrekken.

Artikel 11. Vermindering van het geplaatste kapitaal.

11.1	De algemene vergadering kan besluiten tot vermindering van het geplaatste kapitaal van de vennootschap.

11.2	Een vermindering van het geplaatste kapitaal van de vennootschap kan geschieden:

a.	door intrekking van aandelen die de vennootschap zelf houdt of waarvan zij de certificaten houdt; of

b.	door het nominale bedrag van aandelen bij statutenwijziging te verminderen.

11.3	Vermindering van het nominale bedrag van aandelen zonder terugbetaling moet naar evenredigheid op alle aandelen geschieden. Van het vereiste van evenredigheid mag worden afgeweken met instemming van alle aandeelhouders.

11.4	De oproeping tot de algemene vergadering van aandeelhouders waarin een voorstel tot kapitaalvermindering wordt gedaan, vermeldt het doel van de kapitaalvermindering en de wijze van uitvoering. Hetgeen in deze statuten is bepaald ter zake van een voorstel tot statutenwijziging is van overeenkomstige toepassing.

11.5	Een vermindering van het geplaatste kapitaal van de vennootschap is bovendien onderworpen aan de wettelijke vereisten.

HOOFDSTUK VI. LEVERING VAN AANDELEN;

BLOKKERINGREGELING.

Artikel 12. Levering van aandelen; notariële akte.

12.1	Voor de levering van een aandeel is vereist een daartoe bestemde ten overstaan van een notaris met plaats van vestiging in Nederland verleden akte waarbij de betrokkenen partij zijn.

12.2	Behoudens in het geval dat de vennootschap zelf bij de rechtshandeling partij is, kunnen de aan het aandeel verbonden rechten eerst worden uitgeoefend nadat de vennootschap de rechtshandeling heeft erkend of de akte aan haar is betekend, overeenkomstig hetgeen ter zake in de wet is bepaald.

Artikel 13. Blokkeringregeling (goedkeuring algemene vergadering).

13.1	Een overdracht van één of meer aandelen kan slechts plaatsvinden met inachtneming van hetgeen hierna in dit artikel 13 is bepaald, tenzij (i) alle medeaandeelhouders schriftelijk goedkeuring voor de voorgenomen overdracht hebben verleend, welke goedkeuring alsdan voor een periode van drie maanden geldig is, of (ii) de desbetreffende aandeelhouder krachtens de wet tot overdracht van zijn aandelen aan een eerdere aandeelhouder verplicht is.

13.2	Een aandeelhouder die één of meer aandelen wenst over te dragen (hierna: de “Verzoeker”) behoeft daarvoor de goedkeuring van de algemene vergadering. Het verzoek om goedkeuring wordt gedaan door middel van een kennisgeving gericht aan de directie, onder opgave van het aantal aandelen dat de Verzoeker wenst over te dragen en de persoon of personen aan wie hij die aandelen wenst over te dragen. De directie is verplicht om ter behandeling van het verzoek tot goedkeuring een algemene vergadering van aandeelhouders bijeen te roepen en te doen houden binnen zes weken na ontvangst van het verzoek. Bij de oproeping tot de vergadering wordt de inhoud van het verzoek vermeld.

13.3	Indien de algemene vergadering de gevraagde goedkeuring verleent, mag de Verzoeker tot drie maanden nadien de desbetreffende aandelen, en niet slechts een deel daarvan, vrijelijk overdragen aan de persoon of personen die daartoe in het verzoek om goedkeuring waren genoemd.

13.4	Indien:

a.	door de algemene vergadering omtrent het verzoek tot goedkeuring geen besluit is genomen binnen zes weken nadat het verzoek door de directie is ontvangen; of

b.	de gevraagde goedkeuring is geweigerd zonder dat de algemene vergadering gelijktijdig met de weigering aan de Verzoeker opgave doet van één of meer personen die bereid zijn al de aandelen waarop het verzoek tot goedkeuring betrekking heeft tegen contante betaling te kopen (hierna: “Gegadigden”), wordt de gevraagde goedkeuring geacht te zijn verleend en wel, in het onder a bedoelde geval, op de laatste dag van de daarin genoemde termijn van zes weken. De vennootschap kan alleen met instemming van de Verzoeker als Gegadigde optreden.

13.5	De aandelen waarop het verzoek tot goedkeuring betrekking heeft, kunnen door de Gegadigden worden gekocht tegen een prijs, die wordt vastgesteld door de Verzoeker en de Gegadigden in onderling overleg of door één of meer door hen aan te wijzen deskundigen. Indien zij over de prijs of de deskundige(n) geen overeenstemming bereiken, wordt de prijs vastgesteld door één of meer onafhankelijke deskundigen, op verzoek van één of meer van de betrokken partijen te benoemen door de voorzitter van de Kamer van Koophandel en Fabrieken waarbij de vennootschap is ingeschreven in het Handelsregister. In- dien een deskundige is aangewezen, is deze gerechtigd tot inzage van alle boeken en bescheiden van de vennootschap en tot het verkrijgen van alle inlichtingen waarvan kennisneming voor zijn prijsvaststelling dienstig is.

13.6	Binnen één maand na vaststelling van de prijs dienen de Gegadigden aan de directie op te geven hoeveel van de aandelen waarop het verzoek betrekking heeft zij wensen te kopen; een Gegadigde van wie deze opgave niet binnen genoemde termijn is ontvangen, wordt niet langer als Gegadigde aangemerkt. Na de opgave als bedoeld in de vorige volzin kan een Gegadigde zich slechts terugtrekken met goedkeuring van de andere Gegadigden.

13.7	De Verzoeker is bevoegd zich terug te trekken tot een maand na de dag waarop hem bekend wordt aan welke Gegadigde of Gegadigden hij al de aandelen waarop het verzoek tot goedkeuring betrekking had, kan verkopen en tegen welke prijs.

13.8	Alle kennisgevingen en opgaven als bedoeld in dit artikel 13 dienen te worden gedaan bij aangetekende brief of tegen ontvangstbewijs. De oproeping tot de algemene vergadering van aandeelhouders geschiedt overeenkomstig hetgeen ter zake in deze statuten is bepaald.

13.9	Alle kosten die zijn verbonden aan de benoeming van deskundigen en hun prijsvaststelling komen ten laste van:

a.	de Verzoeker, indien deze zich terugtrekt;

b.	de Verzoeker voor de helft en de kopers voor de andere helft, indien de aandelen door Gegadigden zijn gekocht, met dien verstande dat iedere koper in de kosten bijdraagt in verhouding tot het aantal door hem gekochte aandelen;

c.	de vennootschap in niet onder a of b genoemde gevallen.

HOOFDSTUK VII. PANDRECHT EN VRUCHTGEBRUIK OP AANDELEN; CERTIFICATEN VAN AANDELEN.

Artikel 14. Pandrecht en vruchtgebruik op aandelen.

14.1	Het bepaalde in artikel 12 is van overeenkomstige toepassing op de vestiging van een pandrecht op aandelen en op de vestiging of levering van een vruchtgebruik op aandelen.

14.2	Bij de vestiging van een pandrecht op een aandeel of bij de vestiging of levering van een vruchtgebruik op een aandeel kan het stemrecht aan de pandhouder of vruchtgebruiker worden toegekend, met inachtneming van hetgeen terzake in de wet is bepaald.

14.3	Zowel de aandeelhouder die geen stemrecht heeft als de pandhouder of vruchtgebruiker die wel stemrecht heeft, heeft de certificaathoudersrechten. De certificaathoudersrechten kunnen ook worden toegekend aan de pandhouder of vruchtgebruiker die geen stemrecht heeft, maar alleen indien de algemene vergadering dat heeft goedgekeurd en met inachtneming van hetgeen terzake in de wet is bepaald.

Artikel 15. Certificaten van aandelen.

De vennootschap verleent geen medewerking aan de uitgifte van certificaten van aandelen.

HOOFDSTUK VIII. DE DIRECTIE.

Artikel 16. Directeuren.

16.1	De directie bestaat uit één of meer directeuren. Zowel natuurlijke personen als rechtspersonen kunnen directeur zijn.

16.2	Directeuren worden benoemd door de algemene vergadering.

16.3	Iedere directeur kan te alien tijde door de algemene vergadering worden geschorst en ontslagen.

16.4	Een schorsing kan één of meer malen worden verlengd, maar kan in totaal niet langer duren dan drie maanden. Is na verloop van die tijd geen beslissing genomen omtrent de opheffing van de schorsing of ontslag, dan eindigt de schorsing.

16.5	De bevoegdheid tot vaststelling van een bezoldiging en verdere arbeidsvoorwaarden voor directeuren komt toe aan de algemene vergadering.

Artikel 17. Bestuurstaak, besluitvorming en taakverdeling.

17.1	De directie is belast met het besturen van de vennootschap.

17.2	Vergaderingen van de directie kunnen worden gehouden door het bijeenkomen van directeuren of door middel van telefoongesprekken, “video conferences” of via andere communicatiemiddelen, waarbij alle deelnemende directeuren in staat zijn gelijktijdig met elkaar te communiceren. Deelname aan een op deze wijze gehouden vergadering geldt als het ter vergadering aanwezig zijn.

17.3	Vergadering zullen telkenmale worden gehouden, wanneer één van de bestuursleden dit wenselijk acht.

17.4	Van het verhandelde in de vergaderingen worden notulen gehouden door één van de directeuren.

De notulen worden door de directeur die ze opmaakt getekend en worden in de eerstvolgende vergadering aan de directeuren ter kennisneming voorgelegd.

17.5	De directie kan ter vergadering alleen dan geldige besluiten nemen indien de meerderheid van zijn in functie zijnde leden ter vergadering aanwezig of vertegenwoordigd is.

Een directeur kan zich ter vergadering door een mededirecteur laten vertegenwoordigen op overlegging van een schriftelijke volmacht.

17.6	Besluiten van de directie kunnen buiten vergadering worden genomen, schriftelijk of op andere wijze, mits het desbetreffende voorstel aan alle in functie zijnde directeuren is voorgelegd en geen van hen zich tegen deze wijze van besluitvorming heeft verzet. Van een besluit buiten vergadering dat niet schriftelijk is genomen, wordt door een van de directeuren een verslag opgemaakt dat door deze directeur wordt ondertekend en dat in de volgende directievergadering ter kennis van de directeuren wordt gebracht. Schriftelijke besluitvorming geschiedt door middel van schriftelijke verklaringen van alle in functie zijnde directeuren.

17.7	Iedere directeur heeft het recht tot het uitbrengen van één stem. Alle directiebesluiten worden genomen met volstrekte meerderheid der geldig uitgebrachte stemmen.

Indien de stemmen staken komt geen besluit tot stand.

17.8	De directie kan, naast bovenstaande regels doch niet in afwijking daarvan, regels vaststellen omtrent de besluitvorming en werkwijze van de directie. In dat kader kan de directie onder meer bepalen met welke taak iedere directeur meer in het bijzonder zal zijn belast. De algemene vergadering kan bepalen dat deze regels en taakverdeling schriftelijk moeten worden vastgelegd en deze regels en taakverdeling aan haar goedkeuring onderwerpen.

Artikel 18. Vertegenwoordiging; tegenstrijdig belang.

18.1	De directie is bevoegd de vennootschap te vertegenwoordigen. Indien twee of meer directeuren in functie zijn, komt de bevoegdheid tot vertegenwoordiging mede toe aan twee directeuren tezamen.

18.2	De directie kan een procuratiehouder aanstellen met de titel “Corporate Secretary”, wiens taak en bevoegdheid inhouden:

•	het houden van notulen van en het verzorgen van de oproepen voor vergaderingen van aandeelhouders, directie en overige commissies welke door de directie zijn ingesteld;

•	het onder zich houden en bijhouden van registers en andere documenten, de vennootschap aangaande, op verzoek van de directie;

•

het afgeven namens de vennootschap van officiële kopieën en afschriften van (uittreksels van) notulen van bovenvermelde vergaderingen en documenten welke de Corporate Secretary onder zich heeft, zoals boven vermeld, alsmede het afgeven van verklaringen met betrekking tot de vennootschap.

De Corporate Secretary kan bovenvermelde documenten en eventueel andere verklaringen namens de Vennootschap, naast ondertekening, voorzien van het door de directie vastgestelde ‘Corporate Seal’, van de Vennootschap, ten nadere bewijze van echtheid. De directie is bevoegd, mits met goedkeuring van de algemene vergadering, de bevoegdheden van de Corporate Secretary uit te breiden dan wel te beperken.

Van de aanstelling van een Corporate Secretary, alsmede van een eventuele uitbreiding ofwel beperking van bevoegdheden, moet blijken uit het Handelsregister, voor welke inschrijving de directie zorg dient te dragen.

18.3	De directie kan, naast de Corporate Secretary, functionarissen met algemene of beperkte vertegenwoordigingsbevoegdheid aanstellen. leder van hen vertegenwoordigt de vennootschap met inachtneming van de begrenzing aan zijn bevoegdheid gesteld. De titulatuur van deze functionarissen wordt door de directie bepaald. Deze functionarissen worden ingeschreven in het Handelsregister, met vermelding van de omvang van hun vertegenwoordigingsbevoegdheid.

18.4	In alle gevallen waarin de vennootschap een tegenstrijdig belang heeft met één of meer directeuren, blijft het bepaalde in artikel 18.1 hiervoor onverkort van kracht tenzij de algemene vergadering één of meer andere personen heeft aangewezen om de vennootschap in het desbetreffende geval of in dergelijke gevallen te vertegenwoordigen. Een besluit van de directie tot het verrichten van een rechtshandeling die een tegenstrijdig belang met één of meer directeuren in privé betreft, is onderworpen aan de goedkeuring van de algemene vergadering, maar het ontbreken van zodanige goedkeuring tast de vertegenwoordigingsbevoegdheid van de directie of directeuren niet aan.

18.5	Rechtshandelingen van de vennootschap jegens de houder van alle aandelen of jegens een deelgenoot in een huwelijksgemeenschap of in een gemeenschap van een geregistreerd partnerschap waartoe alle aandelen behoren, waarbij de vennootschap wordt vertegenwoordigd door deze aandeelhouder of door een van de deelgenoten, worden schriftelijk vastgelegd. Voor de toepassing van de vorige volzin worden aandelen gehouden door de vennootschap of haar dochtermaatschappijen niet meegeteld.

18.6	Het bepaalde in artikel 18.5 hiervoor is niet van toepassing op rechtshandelingen die onder de bedongen voorwaarden tot de gewone bedrijfsuitoefening van de vennootschap behoren.

Artikel 19. Goedkeuring van directiebesluiten.

19.1	De algemene vergadering is bevoegd besluiten van de directie aan haar goedkeuring te onderwerpen. Deze besluiten dienen duidelijk te worden omschreven en schriftelijk aan de directie te worden meegedeeld.

19.2	Het ontbreken van goedkeuring van de algemene vergadering op een besluit als bedoeld in dit artikel 19 tast de vertegenwoordigingsbevoegdheid van de directie of directeuren niet aan.

Artikel 20. Ontstentenis of belet.

In geval van ontstentenis of belet van een directeur zijn de overblijvende directeuren tijdelijk met het bestuur van de vennootschap belast, mits ten aanzien van ten minste twee directeuren geen ontstentenis of belet bestaat. In geval van ontstentenis of belet van alle directeuren, alle directeuren behoudens één, of de enige directeur, is de persoon die daartoe door de algemene vergadering wordt benoemd, tijdelijk met het besturen van de vennootschap belast.

Artikel 21. Vrijwaring.

21.1	Overeenkomstig de bepalingen van dit artikel 21 en afhankelijk van de beperkingen van Nederlands recht, zal de vennootschap een ieder die gedaagde is of was of dreigt te worden van enige op handen zijnde, aanhangige, of afgeronde rechtszaak of procedure, ongeacht of deze van civielrechtelijke -, strafrechtelijke -, administratieve -, of van onderzoekende aard is, vanwege het feit dat een zodanig persoon:

(a)	directeur, functionaris, of werknemer van de vennootschap is of is geweest; of

(b)	directeur, functionaris, of werknemer van de vennootschap is of is geweest en op verzoek van de vennootschap actief is of is geweest als directeur, trustee, lid, functionaris, werknemer, of vertegenwoordiger van een andere vennootschap, maatschap, naamloze vennootschap of besloten vennootschap met beperkte aansprakelijkheid, joint venture, trust, of enig andere onderneming;

vrijwaren tegen kosten (waaronder kosten voor juridische bijstand), uitspraken, boetes en schikkingen welke feitelijk en in redelijkheid door een zodanig persoon zijn gemaakt in verband met genoemde rechtszaak of procedure;

deze vrijwaring wordt verleend in de mate en reikwijdte als bepaald door de directie met goedkeuring van de algemene vergadering. De directie dient ervoor te zorgen dat elke rechtstreeks belanghebbende de inhoud van de vrijwaring vrijelijk kan inzien. De directie maakt aantekening van het goedkeuringsbesluit van de algemene vergadering en voegt deze bij de aantekeningen als genoemd in artikel 30.3 van deze statuten.

Ingeval enige bepaling van de door de directie toegekende vrijwaring volgens Nederlands recht nietig is, zal deze bepaling komen te vervallen in zoverre die ongeldig is, zonder dat dit de overige bepalingen van de vrijwaring op enigerlei wijze aantast of ongeldig maakt.

Een vervallenverklaring, wijziging of aanpassing van dit artikel 21 of van de door de directie toegekende vrijwaring laat onverlet alle rechten of verplichtingen welke op dat moment van kracht zijn tussen de vennootschap en een in functie zijnde of voormalig directeur, functionaris of werknemer met betrekking tot een dan of daarvoor bestaande situatie, of met betrekking tot een dan of daarvoor aangespannen rechtszaak of procedure welke geheel of gedeeltelijk gebaseerd is op een dergelijke situatie.

21.2	De vennootschap kan een persoon die partij is of is geweest of dreigt partij te worden in een op handen zijnde, aanhangige of afgeronde rechtszaak of procedure, ongeacht of deze van civielrechtelijke -, strafrechterlijke -, administratieve, of van onderzoekende aard sprake is, vanwege het feit dat een dergelijke persoon:

(a)	directeur, functionaris, werknemer, of vertegenwoordiger van de vennootschap is of is geweest; of

(b)	directeur, functionaris, werknemer of vertegenwoordiger van de vennootschap is of is geweest en op verzoek van de vennootschap handelt of heeft gehandeld als directeur, trustee, lid, functionaris, werknemer of vertegenwoordiger van een andere vennootschap, maatschap, naamloze vennootschap of besloten vennootschap met beperkte aansprakelijkheid, joint venture, trust of andere onderneming;

vrijwaren tegen kosten (waaronder kosten voor juridische bijstand), uitspraken, boetes en schikkingen welke feitelijk en in redelijkheid door een zodanig persoon zijn gemaakt in verband met genoemde rechtszaak of procedure;

deze vrijwaring wordt verleend in de mate en reikwijdte als bepaald door de directie met goedkeuring van de algemene vergadering. De directie dient ervoor te zorgen dat elke rechtstreeks belanghebbende de inhoud van de vrijwaring vrijelijk kan inzien. De directie maakt aantekening van het goedkeuringsbesluit van de algemene vergadering en voegt deze bij de aantekeningen als genoemd in artikel 30.3 van deze statuten.

Ingeval enige bepaling van de door de directie toegekende vrijwaring volgens Nederlands recht nietig is, zal deze bepaling komen te vervallen in zoverre die ongeldig is, zonder dat dit de overige bepalingen in de vrijwaring op enigerlei wijze aantast of ongeldig maakt.

Een vervallenverklaring, wijziging of aanpassing van dit artikel 21 of van de door de directie toegekende vrijwaring laat onverlet alle rechten of verplichtingen welke op dat moment van kracht zijn tussen de vennootschap en een in functie zijnde of voormalig directeur, functionaris of werknemer met betrekking tot een dan of daarvoor bestaande situatie, of met betrekking tot een dan of daarvoor aangespannen rechtszaak of procedure welke geheel of gedeeltelijk gebaseerd is op een dergelijke situatie.

21.3	leder in functie zijnde of voormalig directeur, functionaris of werknemer kan zich tot elke bevoegde rechtbank wenden in het rechtsgebied waar de vennootschap opgericht werd, met het verzoek vrijwaring te bevelen voor zover mogelijk onder bovenstaand artikel 21.1 en 21.2. De rechtbank dient een dergelijke bevel tot vrijwaring te baseren op het feit dat zij vrijwaring van de in functie zijnde of voormalige directeur, functionaris, of medewerker juist acht onder de omstandigheden. Elk verzoek om vrijwaring ingevolge dit artikel 21 dient onmiddellijk na het indienen ervan aan de vennootschap gemeld te worden.

21.4	Niettegenstaande artikel 21.1 en 21.2 van deze statuten, wordt er geen vrijwaring verleend met betrekking tot enige rechtszaak of procedure als hiervoor genoemd waarin de uitspraak luidt dat de persoon in kwestie aansprakelijk wordt gesteld wegens grove nala- tigheid of opzettelijk wangedrag tijdens de uitvoering van zijn/haar werk voor de vennootschap.

21.5	Afhankelijk van de beperkingen van Nederlands recht, zal de vennootschap de kosten gemaakt door een directeur of functionaris bij de verdediging van of het onderzoek in een op handen zijnde of aanhangige rechtszaak of procedure voorafgaande aan de definitieve beslissing in een dergelijke rechtszaak of procedure vergoeden, na ontvangst van een verklaring van of namens de directeur of functionaris dat hij/zij dit bedrag zal terugbetalen als uiteindelijk bepaald wordt dat de directeur of de functionaris geen recht op vrijwaring door de vennootschap heeft als bedoeld in dit artikel 21.

Soortgelijke kosten gemaakt door andere werknemers en vertegenwoordigers worden vergoed volgens de door de directie passend geachte voorwaarden.

21.6	De vrijwaring en vooruitbetaling van kosten als vereist door, toegelaten onder of toegekend ingevolge dit artikel 21, dienen niet ter uitsluiting van enige ander rechten waarop de verzoekers voor vrijwaring of vooruitbetaling van kosten aanspraak kunnen maken ingevolge een verordening, overeenkomst, contract, stemming van aandeelhouders of niet- belanghebbende bestuursleden, of ingevolge de opdracht (in welke vorm ook) van een bevoegde rechtbank, of anderszins, zowel in geval van een rechtszaak gevoerd door een persoon in zijn officiele hoedanigheid als een rechtszaak gevoerd door een in functie zijn- de persoon in een andere hoedanigheid. Het is het beleid van de vennootschap de vrijwaring van de personen genoemd in artikel 21.1 of 21.2 hierboven als gedaagden zo breed mogelijk te interpreteren.

De bepalingen in dit artikel 21.6 dienen niet ter uitsluiting van vrijwaring van een persoon welke niet in artikel 21.1 of 21.2 hierboven genoemd wordt, maar die de vennootschap kan of moet vrijwaren krachtens de wet in het rechtsgebied van de oprichting van de vennootschap of anderszins.

21.7	De vennootschap kan een verzekering afsluiten en aanhouden voor elke persoon die directeur, functionaris, werknemer, of vertegenwoordiger van de vennootschap is of is geweest, of op verzoek van de vennootschap handelt of heeft gehandeld als directeur, functionaris, trustee, lid, werknemer of vertegenwoordiger van een andere vennootschap, maatschap, naamloze vennootschap of besloten vennootschap met beperkte aansprakelijkheid, joint venture, trust of andere onderneming, tegen enige vorm van aansprakelijkheid ingesteld tegen en opgelopen door een dergelijke persoon in een dergelijke hoedanigheid, of voortkomend uit de status van een dergelijke persoon, ongeacht of de vennootschap de bevoegdheid of verplichting zou hebben om de directeur, functionaris, werknemer of vertegenwoordiger van de vennootschap te vrijwaren tegen dergelijke aansprakelijkheid krachtens de bepalingen in dit artikel 21.

21.8	Voor dit artikel 21 zullen verwijzingen naar ‘de vennootschap’ tevens inhouden, naast de overblijvende vennootschap, enig bedrijfsonderdeel (waaronder enig deel van een bedrijfsonderdeel) dat is opgegaan in een consolidate of fusie, en die indien het nog een zelfstandig bestaan zou leiden, bevoegd en gemachtigd zou zijn om haar directeuren, functionarissen, trustees, leden, werknemers en/of vertegenwoordigers te vrijwaren, zodanig dat een persoon die directeur, functionaris, trustee, lid, werknemer of vertegenwoordiger is of is geweest van een zodanig bedrijfsonderdeel, of die op verzoek van een zodanig bedrijfsonderdeel handelt of heeft gehandeld als directeur, functionaris, trustee, lid, werknemer of vertegenwoordiger van een andere vennootschap, maatschap, naamloze vennootschap of besloten vennootschap met beperkte aansprakelijkheid, joint venture, trust of andere onderneming, ingevolge de bepalingen in dit artikel 21 in dezelfde situatie zal staan ten opzichte van de overblijvende vennootschap als hij/zij ten opzichte van een dergelijk bedrijfsonderdeel zou staan indien het zelfstandig bestaan daarvan zou hebben voortgeduurd. Het begrip ‘andere onderneming’ als gebruikt in dit artikel 21 omvat tevens werknemersparticipatie plannen. Verwijzingen naar ‘boetes’ in dit artikel 21 omvatten accijnzen opgelegd aan een persoon in verband met werknemersvoorzieningen. De zin ‘handelend op verzoek van de vennootschap’ omvat elk optreden als directeur, functionaris, werknemer of vertegenwoordiger van de vennootschap waardoor heffingen worden opgelegd aan, of die te maken hebben met het optreden van, een dergelijk directeur, functionaris, werknemer of vertegenwoordiger met betrekking tot werknemersvoorzieningen, de deelnemers of gerechtigden daarvan.

21.9	Vrijwaring en vooruitbetaling van kosten verstrekt door, of verleend ingevolge dit artikel 21 blijven tevens van kracht voor een persoon die niet langer directeur, functionaris, werknemer of vertegenwoordiger van de vennootschap is en komen ten goede aan de erfgenamen en executeurs-testamentair van een dergelijke persoon.

HOOFDSTUK IX. BOEKJAAR EN JAARREKENING; WINST EN UITKERINGEN.

Artikel 22. Boekjaar en jaarrekening.

22.1	Het boekjaar van de vennootschap valt samen met het kalenderjaar.

22.2	Jaarlijks binnen vijf maanden na afloop van het boekjaar, behoudens verlenging van deze termijn met ten hoogste zes maanden door de algemene vergadering op grand van bijzondere omstandigheden, maakt de directie een jaarrekening op en legt deze voor de aandeelhouders ter inzage ten kantore van de vennootschap.

22.3	Binnen deze termijn legt de directie ook het jaarverslag ter inzage voor de aandeelhouders, tenzij artikel 2:396 lid 6, eerste volzin, of artikel 2:403 van het Burgerlijk Wetboek voor de vennootschap geldt.

22.4	De jaarrekening bestaat uit een balans, een winst en verliesrekening en een toelichting.

22.5	De jaarrekening wordt ondertekend door de directeuren. Ontbreekt de ondertekening van één of meer van hen, dan wordt daarvan onder opgave van reden melding gemaakt.

22.6	De vennootschap kan, en indien daartoe wettelijk verplicht, zal, aan een accountant opdracht verlenen tot onderzoek van de jaarrekening. Tot het verlenen van de opdracht is de algemene vergadering bevoegd.

22.7	De vennootschap zorgt dat de opgemaakte jaarrekening en, voor zover vereist, het jaarverslag en de krachtens de wet toe te voegen gegevens vanaf de oproeping voor de jaarlijkse algemene vergadering van aandeelhouders te haren kantore aanwezig zijn. Aandeelhouders kunnen de stukken aldaar inzien en er kosteloos een afschrift van verkrijgen.

22.8	Op de jaarrekening, het jaarverslag, de krachtens de wet toe te voegen gegevens en de accountantscontrole, alsmede op nederlegging van stukken bij het Handelsregister, zijn voorts van toepassing de bepalingen van Boek 2, Titel 9, van het Burgerlijk Wetboek.

Artikel 23. Vaststelling van de jaarrekening en decharge.

23.1	De algemene vergadering stelt de jaarrekening vast.

23.2	De algemene vergadering kan volledige of beperkte decharge verlenen aan de directeuren voor het gevoerde bestuur.

Artikel 24. Winst en uitkeringen.

24.1	De winst die in een boekjaar is behaald, staat ter beschikking van de algemene vergadering.

24.2	Uitkering van winst geschiedt na de vaststelling van de jaarrekening waaruit blijkt dat zij geoorloofd is.

24.3	De algemene vergadering kan besluiten tot tussentijdse uitkeringen en/of tot uitkeringen ten laste van een reserve van de vennootschap. Ook de directie kan besluiten tot uitkering van interim-dividend.

24.4	Uitkeringen op aandelen kunnen slechts plaats hebben tot ten hoogste het bedrag van het uitkeerbare eigen vermogen.

24.5	Tenzij de algemene vergadering een ander tijdstip vaststelt, zijn uitkeringen op aandelen onmiddellijk na vaststelling betaalbaar.

24.6	De vordering van een aandeelhouder tot een uitkering op aandelen verjaart door een tijdsverloop van vijf jaren.

24.7	Bij de berekening van het bedrag van enige uitkering op de aandelen tellen de aandelen in haar kapitaal die de vennootschap houdt, niet mee.

HOOFDSTUK X. DE ALGEMENE VERGADERING.

Artikel 25. Jaarvergadering.

25.1	De jaarlijkse algemene vergadering van aandeelhouders wordt gehouden binnen zes maanden na de afloop van het boekjaar.

25.2	De agenda van deze jaarvergadering vermeldt onder meer de volgende onderwerpen:

a.	bespreking van het jaarverslag (tenzij artikel 2:396 lid 6, eerste volzin, of artikel 2:403 van het Burgerlijk Wetboek voor de vennootschap geldt);

b.	bespreking en vaststelling van de jaarrekening;

c.	het verlenen van decharge aan directeuren;

d.	vaststelling van de winstbestemming;

e.	andere onderwerpen door de directie, dan wel aandeelhouders en/of personen met certificaathoudersrechten, tezamen vertegenwoordigende ten minste een honderdste gedeelte van het geplaatste kapitaal van de vennootschap aan de orde gesteld en aangekondigd met inachtneming van het bepaalde in artikel 27 van deze statuten.

Artikel 26. Andere algemene vergaderingen van aandeelhouders.

26.1	Andere algemene vergaderingen van aandeelhouders worden gehouden zo dikwijls de directie dat nodig acht.

26.2	Aandeelhouders en/of personen met certificaathoudersrechten, tezamen vertegenwoordigende ten minste een tiende gedeelte van het geplaatste kapitaal van de vennootschap hebben het recht aan de directie te verzoeken een algemene vergadering van aandeelhouders bijeen te roepen, onder nauwkeurige opgave van de te behandelen onderwerpen. Indien de directie niet binnen vier weken tot oproeping is overgegaan, zodanig dat de vergadering binnen zes weken na ontvangst van het verzoek kan worden gehouden, zijn de verzoekers zelf tot bijeenroeping bevoegd.

Artikel 27. Oproeping, agenda en plaats van vergaderingen.

27.1	Algemene vergaderingen van aandeelhouders worden bijeengeroepen door de directie. Voorts kunnen algemene vergaderingen van aandeelhouders bijeengeroepen worden door personen met stemrechten op aandelen, tezamen vertegenwoordigende ten minste de helft van het geplaatste kapitaal van de vennootschap, onverminderd het bepaalde in artikel 26.2.

27.2	De oproeping geschiedt niet later dan op de vijftiende dag voor die van de vergadering.

27.3	Bij de oproeping worden de te behandelen onderwerpen vermeld. Onderwerpen die niet bij de oproeping zijn vermeld, kunnen nader worden aangekondigd met inachtneming van de in artikel 27.2 hiervoor bedoelde termijn.

27.4	De oproeping geschiedt door middel van oproepingsbrieven gericht aan de adressen van de aandeelhouders en de personen met certificaathoudersrechten, zoals deze zijn vermeld in het register van aandeelhouders. De aandeelhouder en de persoon met certificaathoudersrechten die daarmee instemt, kan in plaats van door een oproepingsbrief, worden opgeroepen tot de vergadering door een langs elektronische weg toegezonden leesbaar en reproduceerbaar bericht aan het adres dat door hem voor dit doel aan de vennootschap bekend is gemaakt.

27.5

Algemene vergaderingen van aandeelhouders worden gehouden in de gemeente waar de vennootschap volgens deze statuten gevestigd is. Algemene vergaderingen van aandeelhouders kunnen ook elders worden gehouden, maar dan kunnen geldige besluiten van de algemene vergadering alleen worden genomen, indien het gehele geplaatste kapitaal van de vennootschap vertegenwoordigd is en iedere persoon met certificaathoudersrechten geldig is opgeroepen.

Artikel 28. Toegang en vergaderrechten.

28.1	Iedere aandeelhouder en iedere persoon met certificaathoudersrechten is bevoegd de algemene vergaderingen van aandeelhouders bij te wonen, daarin het woord te voeren en, voor zover hem het stemrecht toekomt, het stemrecht uit te oefenen. Aandeelhouders en personen met certificaathoudersrechten kunnen zich ter vergadering doen vertegenwoordigen door een schriftelijk gevolmachtigde.

28.2	Iedere stemgerechtigde die ter vergadering aanwezig is, moet de presentielijst tekenen. De voorzitter van de vergadering kan bepalen dat de presentielijst ook moet worden getekend door andere personen die ter vergadering aanwezig zijn.

28.3	De directeuren hebben als zodanig in de algemene vergaderingen van aandeelhouders een raadgevende stem.

28.4	Omtrent toelating van andere personen tot de vergadering beslist de voorzitter van de vergadering.

Artikel 29. Voorzitter en notulist van de vergadering.

29.1	De voorzitter van een algemene vergadering van aandeelhouders wordt aangewezen door de ter vergadering aanwezige stemgerechtigden, bij meerderheid van de uitgebrachte stemmen. Tot het moment waarop dat is gebeurd, treedt een directeur als voorzitter op, dan wel, indien geen directeur ter vergadering aanwezig is, de in leeftijd oudste ter vergadering aanwezige persoon.

29.2	De voorzitter van de vergadering wijst voor de vergadering een notulist aan.

Artikel 30. Notulen; aantekening van aandeelhoudersbesluiten.

30.1	Van het verhandelde in een algemene vergadering van aandeelhouders worden notulen gehouden door de notulist van de vergadering. De notulen worden vastgesteld door de voorzitter en de notulist van de vergadering en ten blijke daarvan door hen ondertekend.

30.2	De voorzitter van de vergadering of degene die de vergadering heeft bijeengeroepen, kan bepalen dat van het verhandelde een notarieel proces-verbaal wordt opgemaakt. Het notarieel proces-verbaal wordt mede ondertekend door de voorzitter van de vergadering.

30.3	De directie maakt aantekening van alle door de algemene vergadering genomen besluiten. Indien de directie niet ter vergadering is vertegenwoordigd, wordt door of namens de voorzitter van de vergadering een afschrift van de genomen besluiten zo spoedig mogelijk na de vergadering aan de directie verstrekt. De aantekeningen liggen ten kantore van de vennootschap ter inzage van de aandeelhouders en de personen met certificaathoudersrechten. Aan ieder van hen wordt desgevraagd een afschrift van of uittreksel uit de aantekeningen verstrekt.

Artikel 31. Besluitvorming in vergadering.

31.1	Elk aandeel geeft recht op één stem.

31.2	Voor zover de wet of deze statuten geen andere meerderheid voorschrijven, worden alle besluiten van de algemene vergadering genomen met meer dan de helft van de uitgebrachte stemmen.

31.3	Staken de stemmen, dan is het voorstel verworpen, onverminderd het bepaalde in artikel 32.3 van deze statuten.

31.4	Indien de door de wet of deze statuten gegeven voorschriften voor het oproepen en houden van algemene vergaderingen van aandeelhouders niet in acht zijn genomen, kunnen ter vergadering alleen geldige besluiten van de algemene vergadering worden genomen, indien het gehele geplaatste kapitaal van de vennootschap is vertegenwoordigd en met algemene stemmen en iedere persoon met certificaathoudersrechten aanwezig of vertegenwoordigd is.

31.5	Voor aandelen die toebehoren aan de vennootschap of een dochtermaatschappij en voor aandelen waarvan de vennootschap of een dochtermaatschappij de certificaten houdt, kan in de algemene vergadering geen stem worden uitgebracht. Pandhouders en vruchtgebruikers van aandelen die aan de vennootschap of een dochtermaatschappij toebehoren, zijn evenwel niet van het stemrecht uitgesloten, indien het pandrecht of vruchtgebruik was gevestigd voordat het aandeel aan de vennootschap of die dochtermaatschappij toebehoorde. De vennootschap of een dochtermaatschappij kan geen stem uitbrengen voor een aandeel waarop zij een pandrecht of een recht van vruchtgebruik heeft.

31.6	Bij de vaststelling in hoeverre aandeelhouders stemmen, aanwezig of vertegenwoordigd zijn, of in hoeverre het geplaatste kapitaal van de vennootschap vertegenwoordigd is, wordt geen rekening gehouden met aandelen waarvan de wet of deze statuten bepalen dat daarvoor geen stem kan worden uitgebracht.

Artikel 32. Stemmingen.

32.1	Alle stemmingen geschieden mondeling. De voorzitter van de vergadering kan echter bepalen dat de stemmen schriftelijk worden uitgebracht. Indien het betreft een stemming over personen kan ook een ter vergadering aanwezige stemgerechtigde verlangen dat de stemmen schriftelijk worden uitgebracht. Voor de toepassing van dit lid wordt onder schriftelijk verstaan: door middel van gesloten, ongetekende stembriefjes.

32.2	Blanco stemmen en ongeldige stemmen gelden als niet-uitgebracht.

32.3	Indien bij een verkiezing van personen niemand de meerderheid van de uitgebrachte stemmen heeft verkregen, heeft een tweede vrije stemming plaats. Heeft alsdan weer niemand de meerderheid verkregen, dan vinden herstemmingen plaats, totdat hetzij één persoon de meerderheid van de uitgebrachte stemmen heeft verkregen, hetzij tussen twee personen is gestemd en de stemmen staken. Bij gemelde herstemmingen (waaronder niet begrepen de tweede vrije stemming) wordt telkens gestemd tussen de personen op wie bij de voorafgaande stemming is gestemd, uitgezonderd de persoon op wie bij de voorafgaande stemming het geringste aantal stemmen is uitgebracht. Is bij de voorafgaande stemming het geringste aantal stemmen op meer dan één persoon uitgebracht, dan wordt door loting uitgemaakt op wie van die personen bij de nieuwe stemming geen stemmen meer kunnen worden uitgebracht. Ingeval bij een stemming tussen twee personen de stemmen staken, beslist het lot wie van beiden is gekozen.

32.4	Besluiten kunnen bij acclamatie worden genomen, indien geen van de ter vergadering aanwezige stemgerechtigden zich daartegen verzet.

32.5	Het ter vergadering uitgesproken oordeel van de voorzitter van de vergadering omtrent de uitslag van een stemming is beslissend. Hetzelfde geldt voor de inhoud van een genomen besluit voor zover gestemd werd over een niet schriftelijk vastgelegd voorstel. Wordt echter onmiddellijk na het uitspreken van dat oordeel de juistheid daarvan betwist, dan vindt een nieuwe stemming plaats wanneer de meerderheid van de ter vergadering aanwezige stemgerechtigden, of indien de oorspronkelijke stemming niet hoofdelijk of schriftelijk geschiedde, een ter vergadering aanwezige stemgerechtigde dit verlangt. Door deze nieuwe stemming vervallen de rechtsgevolgen van de oorspronkelijke stemming.

Artikel 33. Besluitvorming buiten vergadering.

33.1	Besluiten van de algemene vergadering kunnen in plaats van in een algemene vergadering van aandeelhouders ook schriftelijk worden genomen, mits met algemene stemmen van alle stemgerechtigde aandeelhouders. Het bepaalde in artikel 28.3 is van overeenkomstige toepassing. Besluitvorming buiten vergadering is evenwel niet mogelijk indien er personen met certificaathoudersrechten zijn.

33.2	Iedere aandeelhouder is verplicht er voor zorg te dragen dat de aldus genomen besluiten zo spoedig mogelijk schriftelijk ter kennis van de directie worden gebracht. De directie maakt van de genomen besluiten aantekening en voegt deze aantekeningen bij de aantekeningen bedoeld in artikel 30.3 van deze statuten.

HOOFDSTUK XI. STATUTENWIJZIGING; OMZETTING; JURIDISCHE FUSIE EN JURIDISCHE SPLITSING; ONTBINDING EN VEREFFENING.

Artikel 34. Statutenwijziging; omzetting.

34.1	De algemene vergadering is bevoegd deze statuten te wijzigen. Wanneer in een algemene vergadering van aandeelhouders een voorstel tot statutenwijziging wordt gedaan, moet zulks steeds bij de oproeping tot de vergadering worden vermeld. Tegelijkertijd moet een afschrift van het voorstel, waarin de voorgedragen wijziging woordelijk is opgenomen, ten kantore van de vennootschap ter inzage worden gelegd voor de aandeelhouders en de personen met certificaathoudersrechten tot de afloop van de vergadering. Vanaf de dag van nederlegging tot de dag van de vergadering wordt aan een aandeelhouder en/of een persoon met certificaathoudersrechten, op diens verzoek, kosteloos een afschrift van het voorstel verstrekt. Van een wijziging van deze statuten wordt een notariële akte opgemaakt.

34.2	De vennootschap kan zich omzetten in een andere rechtsvorm. Voor omzetting is vereist een besluit tot omzetting, genomen door de algemene vergadering, alsmede een besluit tot statutenwijziging. Op een omzetting zijn voorts van toepassing de desbetreffende bepalingen van Boek 2 van het Burgerlijk Wetboek. Omzetting beëindigt het bestaan van de rechtspersoon niet.

Artikel 35. Juridische fusie en juridische splitsing.

35.1	De vennootschap kan een juridische fusie aangaan met één of meer andere rechtspersonen. Een besluit tot fusie kan slechts worden genomen in overeenstemming met een voorstel tot fusie, opgesteld door de besturen van de fuserende rechtspersonen. In de vennootschap wordt het besluit tot fusie genomen door de algemene vergadering. Echter, in de gevallen bedoeld in artikel 2:331 van het Burgerlijk Wetboek, kan het besluit tot fusie worden genomen door de directie.

35.2	De vennootschap kan partij zijn bij een juridische splitsing. Onder juridische splitsing wordt zowel verstaan zuivere splitsing als afsplitsing. Een besluit tot splitsing kan slechts worden genomen op basis van een voorstel tot splitsing, opgesteld door de besturen van de partijen bij de splitsing. In de vennootschap wordt het besluit tot splitsing genomen door de algemene vergadering. Echter, in de gevallen bedoeld in artikel 2:334ff van het Burgerlijk Wetboek kan het besluit tot splitsing worden genomen door de directie.

35.3	Op juridische fusies en juridische splitsingen zijn voorts van toepassing de desbetreffende bepalingen van Boek 2, Titel 7, van het Burgerlijk Wetboek.

Artikel 36. Ontbinding en vereffening.

36.1	De vennootschap kan worden ontbonden door een daartoe strekkend besluit van de algemene vergadering. Wanneer in een algemene vergadering van aandeelhouders een voorstel tot ontbinding van de vennootschap wordt gedaan, moet dat bij de oproeping tot de vergadering worden vermeld.

36.2	In geval van ontbinding van de vennootschap krachtens besluit van de algemene vergadering worden de directeuren vereffenaars van het vermogen van de ontbonden vennootschap. De algemene vergadering kan besluiten andere personen tot vereffenaar te benoemen.

36.3	Gedurende de vereffening blijven de bepalingen van deze statuten zo veel mogelijk van kracht.

36.4	Hetgeen na voldoening van de schulden van de ontbonden vennootschap is overgebleven, wordt overgedragen aan de aandeelhouders, naar evenredigheid van het gezamenlijke nominale bedrag van ieders aandelen.

36.5	Op de vereffening zijn voorts van toepassing de desbetreffende bepalingen van Boek 2, Titel 1, van het Burgerlijk Wetboek.

Artikel 37. Overgangsbepaling 1.

Het eerste boekjaar van de Vennootschap loopt tot en met een en dertig december tweeduizend negen. Dit artikel vervalt nadat het eerste boekjaar is geëindigd.

Artikel 38. Overgangsbepaling 2.

Indien het wetsvoorstel in werking treedt, wordt aan artikel 17 lid 1 de volgende volzin toegevoegd: Bij de vervulling van hun taak richten de directeuren zich naar het belang van de vennootschap en de met haar verbonden onderneming.

Artikel 39. Overgangsbepaling 3.

Indien het wetsvoorstel in werking treedt, worden aan artikel 17 lid 2 de volgende volzinnen toegevoegd:

Een directeur neemt niet deel aan de beraadslaging en besluitvorming indien hij daarbij een direct of indirect persoonlijk belang heeft dat tegenstrijdig is met het belang van de vennootschap en de met haar verbonden onderneming. Wanneer hierdoor geen directiebesluit kan worden genomen, wordt het besluit genomen door de algemene vergadering.

Artikel 40. Overgangsbepaling 4.

Indien het wetsvoorstel in werking treedt, vervalt lid 4 van artikel 18.

CONSECUTIVE TEXT OF THE ARTICLES OF ASSOCIATION OF:

Styron Holding B.V.

having its official seat in Hoek, municipality of Terneuzen, the Netherlands.

As they read after execution of the deed of amendment to the articles of association, executed before G.M. Portier, civil law notary in Amsterdam, the Netherlands, on 2 July 2010.

The company is registered with the trade register of the Chambers of Commerce under file number 20164469.

ARTICLES OF ASSOCIATION:

CHAPTER I.

Article 1. Definitions.

1.1	In these Articles of Association the following words shall have the following meanings:

a.	a “Share”:

a share in the capital of the Company;

b.	a “Shareholder”:

a holder of one or more Shares;

c.	the “Shareholders’ Body”:

the body of the Company consisting of Shareholders entitled to vote together with pledgees and usufructuaries to whom voting rights attributable to Shares accrue;

d.	a “General Meeting of Shareholders”:

a meeting of Shareholders and other persons entitled to attend meetings of Shareholders;

e.	“DRH-rights”:

the rights conferred by law upon holders of depositary receipts issued with a company’s cooperation for shares in its capital;

f.	the “Management Board”:

the management board of the Company;

g.	a “Subsidiary”:

a subsidiary of the Company as referred to in Section 2:24a of the Dutch Civil Code;

h.	“in writing”:

by letter, by telecopier, by e-mail, or by a legible and reproducible message otherwise electronically sent, provided that the identity of the sender can be sufficiently established;

i.	the “Distributable Equity”:

the part of the Company’s equity which exceeds the aggregate of the issued capital and the reserves which must be maintained pursuant to the law;

j.	a “Company Body”:

the Management Board or the Shareholders’ Body.

1.2	References to Articles shall be deemed to refer to articles of these Articles of Association, unless the contrary is apparent.

CHAPTER II. NAME, OFFICIAL SEAT AND OBJECTS.

Article 2. Name and Official Seat.

2.1	The Company’s name is:

Styron Holding B.V.

2.2	The official seat of the Company is in Hoek, municipality Terneuzen.

Article 3. Objects.

The objects of the Company are to participate in, to finance and to manage other enterprises and companies, and to provide security for the debts of Group Companies, to bind itself for the debts of third parties and to provide security for the debts of third parties and to do all that is connected therewith or may be conducive thereto, all to be interpreted in the broadest sense.

CHAPTER III. AUTHORIZED CAPITAL;

REGISTER OF SHAREHOLDERS.

Article 4. Authorised Capital.

4.1	The authorised capital of the Company equals five hundred thousand euro (€ 500,000.00).

4.2	The authorised capital of the Company is divided into five thousand (5,000) Shares with a nominal value of one hundred Euro (€ 100.00) each.

4.3	All Shares shall be registered. No share certificates shall be issued.

Article 5. Register of Shareholders.

5.1	Each Shareholder, each pledgee of Shares and each usufructuary of Shares is required to state his address to the Company in writing.

5.2	The Management Board shall keep a register of Shareholders in which the names and addresses of all Shareholders are recorded, showing the date on which they acquired the Shares, the date of acknowledgement by or serving upon the Company, and the nominal value paid in on each Share.

5.3	The names and addresses of pledgees and usufructuaries of Shares shall also be entered in the register of Shareholders, showing the date on which they acquired the right and the date of acknowledgement by or serving upon the Company and furthermore showing whether the voting rights or the DRH-rights accrue to them.

5.4	On application by a Shareholder or a pledgee or usufructuary of Shares, the Management Board shall furnish an extract from the register of Shareholders, free of charge, insofar as it relates to the applicant’s right in respect of a Share.

5.5	The register of Shareholders shall be kept accurate and up-to-date. All entries and notes in the register shall be signed by one or more persons authorised to represent the Company.

5.6	The Management Board shall make the register available at the Company’s office for inspection by the Shareholders.

CHAPTER IV. ISSUANCE OF SHARES.

Article 6. Resolution to Issue and Notarial Deed.

6.1	Shares may be issued pursuant to a resolution of the Shareholders’ Body. The Shareholders’ Body may transfer this authority to another Company Body and may also revoke such transfer.

6.2	A resolution to issue Shares shall stipulate the issue price and the other conditions of issue.

6.3	The provisions of Articles 6.1 and 6.2 hereof shall apply by analogy to the granting of rights to subscribe for Shares, but do not apply to the issuance of Shares to a person exercising a right to subscribe for Shares previously granted.

6.4	The issue of a Share shall furthermore require a notarial deed, to be executed for that purpose before a civil law notary registered in the Netherlands, to which deed those involved in the issuance shall be parties.

Article 7. Rights of Pre-emption.

7.1	Upon issuance of Shares, each Shareholder shall have a right of pre-emption in proportion to the aggregate nominal value of his Shares, subject to the provisions of Articles 7.2, 7.3 and 7.4 hereof. Shareholders shall have a similar right of pre-emption if rights are granted to subscribe for Shares.

7.2	Shareholders shall have no right of pre-emption on Shares which are issued to employees of the Company or of a group company as defined in Section 2:24b of the Dutch Civil Code.

7.3	Prior to each single issuance of Shares, the right of pre-emption may be limited or excluded by the Company Body competent to issue such Shares.

7.4	Shareholders shall have no right of pre-emption in respect of Shares which are issued to a person exercising a right to subscribe for Shares previously granted.

Article 8. Payment on Shares.

8.1	The full nominal value of each Share must be paid upon issuance.

8.2	Payment on a Share must be made in cash insofar as no non-cash contribution has been agreed on. Payment in foreign currency may only be made with the approval of the Company and with due observance of the provisions of Section 2:203a of the Dutch Civil Code.

8.3	Non-cash contributions on Shares are subject to the provisions of Section 2:204b of the Dutch Civil Code.

CHAPTER V. OWN SHARES; REDUCTION OF THE ISSUED CAPITAL.

Article 9. Own Shares.

9.1	When issuing Shares, the Company may not subscribe for its own Shares.

9.2	The Company may acquire fully paid in Shares or depository receipts thereof, provided the mandatory requirements under Dutch corporate law have been met.

9.3	Shares or depository receipts thereof held by the Company may be transferred pursuant to a resolution of the Shareholders’ Body. A resolution to transfer such Shares or depository receipts thereof shall stipulate the conditions of transfer. The transfer of Shares held by the Company shall furthermore be subject to the provisions of the blocking clause contained in these Articles of Association.

Article 10. Financial Assistance.

10.1	The Company may give security, guarantee the price, or in any other way answer to or bind itself either severally or jointly for or on behalf of third parties, with a view to a subscription for or an acquisition of Shares or depository receipts thereof by others, provided this is allowed under mandatory Dutch law.

10.2	The Company may grant loans with a view to a subscription for or an acquisition of Shares or depository receipts thereof, provided the mandatory requirements under Dutch corporate law have been met.

Article 11. Reduction of the Issued Capital.

11.1	The Shareholders’ Body may resolve to reduce the Company’s issued capital.

11.2	A reduction of the Company’s issued capital may be effected:

a.	by cancellation of Shares held by the Company or for which the Company holds the depository receipts; or

b.	by reducing the nominal value of Shares, to be effected by an amendment of these Articles of Association.

11.3	A reduction of the nominal value of Shares without repayment must be effected in proportion to all Shares. This principle may be deviated from with the consent of all Shareholders.

11.4	The notice of a General Meeting of Shareholders at which a resolution to reduce the Company’s issued capital shall be proposed, shall state the purpose of the capital reduction and the manner in which it is to be achieved. The provisions in these Articles of Association relevant to a proposal to amend the Articles of Association shall apply by analogy.

11.5	A reduction of the Company’s issued capital shall furthermore be subject to the mandatory requirements under Dutch corporate law.

CHAPTER VI. TRANSFER OF SHARES; BLOCKING CLAUSE.

Article 12. Transfer of Shares; Notarial Deed.

12.1	The transfer of a Share shall require a notarial deed, to be executed for that purpose before a civil law notary registered in the Netherlands, to which deed those involved in the transfer shall be parties.

12.2	Unless the Company itself is party to the legal act, the rights attributable to the Share can only be exercised after the Company has acknowledged said transfer or said deed has been served upon it in accordance with the relevant provisions of the law.

Article 13. Blocking Clause (approval Shareholders’ Body).

13.1	A transfer of one or more Shares can only be effected with due observance of the provisions set out in this Article 13, unless (i) all co-Shareholders have approved the intended transfer in writing, which approval shall then be valid for a period of three months, or (ii) the Shareholder concerned is obliged by law to transfer his Shares to a former Shareholder.

13.2	A Shareholder wishing to transfer one or more of his Shares (hereinafter: the “Applicant”) shall require the approval of the Shareholders’ Body for such transfer. The request for approval shall be made by the Applicant by means of a written notification to the Management Board, stating the number of Shares he wishes to transfer and the person or persons to whom the Applicant wishes to transfer such Shares. The Management Board shall be obliged to convene and to hold a General Meeting of Shareholders to discuss the request for approval within six weeks from the date of receipt of the request. The contents of such request shall be stated in the convocation.

13.3.	Within a period of three months of the Shareholders’ Body granting the approval requested, the Applicant may transfer the total number of the Shares to which the request relates, and not part thereof, to the person or persons named in the request.

13.4.	If:

a.	the Shareholders’ Body does not adopt a resolution regarding the request for approval within six weeks after the request has been received by the Management Board; or

b.	the approval has been refused without the Shareholders’ Body having informed the Applicant, at the same time as the refusal, of one or more interested parties who are prepared to purchase all the Shares to which the request for approval relates for payment in cash (hereinafter: “Interested Parties”), the approval requested shall be considered to have been granted, in the event mentioned under a on the final day of the six week period mentioned under a. The Company shall only be entitled to act as an Interested Party with the consent of the Applicant.

13.5	The Shares to which the request for approval relates can be purchased by the Interested Parties at a price to be mutually agreed between the Applicant and the Interested Parties or by one or more experts appointed by them. If they do not reach agreement on the price or the expert or experts, as the case may be, the price shall be set by one or more independent experts to be appointed on the request of one or more of the parties concerned by the chairman of the Chamber of Commerce and Factories at which the Company is registered in the Commercial Register. If an expert is appointed, he shall be authorised to inspect all books and records of the Company and to obtain all such information as will be useful to him in setting the price.

13.6	Within one month of the price being set, the Interested Parties must give notice to the Management Board of the number of the Shares to which the request for approval relates they wish to purchase. An Interested Party who fails to submit notice within said term shall no longer be counted as an Interested Party. Once the notice mentioned in the preceding sentence has been given, an Interested Party can only withdraw with the consent of the other Interested Parties.

13.7	The Applicant may withdraw up to one month after the day on which he is informed to which Interested Party or Parties he can sell all the Shares to which the request for approval relates and at what price.

13.8	All notifications and notices referred to in this Article 13 shall be made by certified mail or against acknowledgement of receipt. The convocation of the General Meeting of Shareholders shall be made in accordance with the relevant provisions of these Articles of Association.

13.9	All costs of the appointment of the expert or experts, as the case may be, and their determination of the price, shall be borne by:

a.	the Applicant if he withdraws;

b.	the Applicant and the buyers for equal parts if the Shares have been purchased by one or more Interested Parties, provided that these costs shall be borne by the buyers in proportion to the number of Shares purchased;

c.	the Company, in cases not provided for under a or b.

CHAPTER VII. PLEDGING OF SHARES AND USUFRUCT IN SHARES; DEPOSITARY RECEIPTS FOR SHARES.

Article 14. Pledging of Shares and Usufruct in Shares.

14.1	The provisions of Article 12 shall apply by analogy to the pledging of Shares and to the creation or transfer of a usufruct in Shares.

14.2	On the creation of a right of pledge in a Share and on the creation or transfer of a usufruct in a Share, the voting rights attributable to such Share may be assigned to the pledgee or the usufructuary, with due observance of the relevant provisions of the law.

14.3	Both the Shareholder without voting rights and the pledgee or usufructuary with voting rights shall have the DRH-rights. The DRH-rights may also be granted to the pledgee or usufructuary without voting rights, but only if the Shareholders’ Body has approved the same and with due observance of the relevant provisions of the law.

Article 15. Depository Receipts for Shares.

The Company shall not co-operate in the issuance of depository receipts for Shares.

CHAPTER VIII. THE MANAGEMENT BOARD.

Article 16. Management Board Members.

16.1	The Management Board shall consist of one or more members. Both individuals and legal entities can be Management Board members.

16.2	Management Board members are appointed by the Shareholders’ Body.

16.3	A Management Board member may be suspended or dismissed by the Shareholders’ Body at any time.

16.4	Any suspension may be extended one or more times, but may not last longer than three months in the aggregate. If, at the end of that period, no decision has been taken on termination of the suspension or on dismissal, the suspension shall end.

16.5	The authority to establish remuneration and other conditions of employment for Management Board members is vested in the Shareholders’ Body.

Article 17. Duties, Decision-making Process and Allocation of Duties.

17.1	The Management Board shall be entrusted with the management of the Company.

17.2	Meetings of the Management Board may be held by means of an assembly of its members in person at a formal meeting or by conference calls, video conferences or by any other means of communication, provided that all members of the Management Board participating in such meeting are able to communicate with each other simultaneously. Participation in a meeting held in any of the above ways shall constitute presence at such meeting.

17.3	Meetings shall be held whenever a Management Board member deems the holding thereof desirable.

17.4	Minutes of the business transacted at the meetings shall be taken by one of the Management Board members.

The minutes shall be signed by the Management Board member who prepared them and shall, at the next meeting, be presented to the Management Board for its information.

17.5	The Management Board may pass valid resolutions at the meeting only if the majority of its members from time is present or represented at the meeting.

A Management Board member may cause himself to be represented at the meeting by a fellow Management Board member upon production of a written power of attorney.

17.6

Management Board resolutions may also be adopted outside a formal meeting, in writing or otherwise, provided that the proposal concerned is submitted to all Management Board members then in office and none of them objects to the proposed manner of adopting resolutions. A report with respect to a resolution adopted other than in writing shall be prepared by a member of the Management Board. The report shall be signed by such member of the Management Board and presented to the Management Board for its information in the next meeting of the Management Board. Adoption of resolutions in writing shall be effected by written statements from all Management Board members then in office.

17.7	Each Management Board member shall be entitled to cast one vote. All resolutions of the Management Board shall be passed by absolute majority of the valid votes cast. If the votes are tied, no decision shall be concluded.

17.8	The Management Board may, apart from the above regulations but not in deviations with the above regulations, established rules regarding its decision-making process and working methods. In this context, the Management Board may also determine the duties for which each Management Board member in particular shall be responsible. The Shareholders’ Body may resolve that such rules and allocation of duties must be put in writing and that such rules and allocation of duties shall be subject to its approval.

Article 18. Representation; Conflicts of Interest.

18.1	The Company shall be represented by the Management Board. If the Management Board consists of two or more members, any two members of the Management Board acting jointly shall also be authorized to represent the Company.

18.2	The Company shall have a holder of a power of procuration with the title “Corporate Secretary”, whose duties and powers are:

•	to keep the minutes of and to arrange the calling up for meetings of shareholders, Management Board and other committees which have been installed by the Management Board;

•	to keep up to date and to keep in custody registers and other documents, related to the Company, at the request of the Management Board;

•

to issue on behalf of the Company official photocopies and true copies of (extracts of) minutes of the above meetings and documents which are in the custody of the Corporate Secretary, as described above, as well as to issue statements related to the Company.

The Corporate Secretary may, apart from undersigning, furnish the above documents and other statements on behalf of the Company, with the ‘Corporate Seal’ of the Company, as adopted by the Management Board, in further proof of authenticity. The Management Board is authorised, only with the prior approval of the Shareholders’ Body, to extend or limit the powers of the Corporate Secretary.

The appointment of a Corporate Secretary, as well as a possible extension or limitation of the powers of the Corporate Secretary, must appear from the trade register; the Management Board is obligated to arrange for the registration.

18.3	The Management Board may, apart from the Corporate Secretary, appoint officers with general or limited power to represent the Company. Each officer shall be competent to represent the Company, subject to the restrictions imposed on him. The Management Board shall determine each officer’s title. Such officers shall be registered at the Commercial Register, indicating the scope of their power to represent the Company.

18.4	In the event of a conflict of interest between the Company and a Management Board member, the provisions of Article 18.1 hereof shall continue to apply unimpaired unless the Shareholders’ Body has appointed one or more other persons to represent the Company in the case at hand or in general in the event of such a conflict. A resolution of the Management Board with respect to a matter involving a conflict of interest with a Management Board member in a private capacity shall be subject to the approval of the Shareholders’ Body, but the absence of such approval shall not affect the authority of the Management Board or its members to represent the Company.

18.5	All legal acts of the Company vis-à-vis a holder of all of the Shares, or vis-à-vis a participant in a community property, of married or registered non-married partners, of which all of the Shares form a part, whereby the Company is represented by such Shareholder or one of the participants, shall be put in writing. For the application of the foregoing sentence, Shares held by the Company or its Subsidiaries shall not be taken into account.

18.6	The provisions of Article 18.5 hereof do not apply to legal acts which, under their agreed terms, form part of the normal course of business of the Company.

Article 19. Approval of Management Board Resolutions.

19.1	The Shareholders’ Body may require Management Board resolutions to be subject to its approval. The Management Board shall be notified in writing of such resolutions, which shall be clearly specified.

19.2	The absence of approval by the Shareholders’ Body of a resolution as referred to in this Article 19 shall not affect the authority of the Management Board or its members to represent the Company.

Article 20. Vacancy or Inability to Act.

If a seat is vacant on the Management Board (‘ontstentenis’) or a Management Board member is unable to perform his duties (‘belet’), the remaining Management Board members shall be temporarily entrusted with the management of the Company, provided that at least two members of the Management Board are in office and able to perform their duties. If all seats are vacant on the Management Board or all members of the Management Board members are unable to perform their duties, or if less than two members of the Management Board are in office and able to perform their duties, or if the sole member of the Management Board is unable to perform his duties, the management of the Company shall be temporarily entrusted to the person designated for that purpose by the Shareholders’ Body.

Article 21. Indemnification.

21.1	The Company shall, in accordance with the provisions of this Article 21 and subject to the restrictions of Netherlands law, indemnify any person who was or is a defendant or is threatened to be made a defendant to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person:

(a)	Is or was a Management Board member, officer or employee of the Company; or

(b)	Is or was a Management Board member, officer or employee of the Company and is or was serving at the request of the Company as a director, trustee, member, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise;

against expenses (including attorneys’ fees), judgements, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding;

such indemnification to be provided to the full extent and scope as determined by the Management Board, with approval of the Shareholders’ Body. The Management Board must ensure that the contents of the indemnification can be consulted freely by a directly interested person. The Management Board shall keep record of the resolution containing the approval of the Shareholders’ Body and it shall add such records to those referred to in Article 30.3 of these Articles of Association.

If any provision(s) of the indemnification as determined by the Management Board shall be invalid under Netherlands law, such provision(s) shall be ineffective to the extent of such invalidity, without invalidating or affecting in any manner whatsoever the remaining provisions of such indemnification. Any repeal, amendment or modification of this Article 21 or the indemnification as determined by the Management Board, shall not affect any rights or obligations then existing between the Company and any then incumbent or former Management Board member, officer or employee with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought based in whole or in part upon such state of facts.

21.2	The Company may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person:

(a)	Is or was a Management Board member, officer, employee or agent of the Company; or

(b)	Is or was a Management Board member, officer, employee or agent of the Company and is or was serving at the request of the Company as a director, trustee, member, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise;

against expenses (including attorneys’ fees), judgements, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding;

such indemnification to be provided to the full extent and scope as determined by the Management Board, with approval of the Shareholders’ Body. The Management Board must ensure that the contents of the indemnification can be consulted freely by a directly interested person. The Management Board shall keep record of the resolution containing the approval of the Shareholders’ Body and it shall add such records to those referred to in Article 30.3 of these Articles of Association.

If any provision(s) of the indemnification as determined by the Management Board shall be invalid under Netherlands law, such provision(s) shall be ineffective to the extent of such invalidity, without invalidating or affecting in any manner whatsoever the remaining provisions of such indemnification. Any repeal, amendment or modification of this Article 21 or the indemnification as determined by the Management Board, shall not affect any rights or obligations then existing between the Company and any then incumbent or former Management Board member, officer or employee with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought based in whole or in part upon such state of facts.

21.3	Any incumbent or former Management Board member, officer or employee may apply to any court of competent jurisdiction in the Company’s jurisdiction of formation to order indemnification to the extent mandated under Article 21.1 and 21.2 above. The basis of such order of indemnification by a court shall be a determination by such court that indemnification of the incumbent or former Management Board member, officer or employee is proper in the circumstances. Notice of any application for indemnification pursuant to this Article 21 shall be given to the Company promptly upon the filing of such application.

21.4	Notwithstanding Article 21.1 and 21.2 hereof, no indemnification shall be made in respect of any such action, suit or proceeding as mentioned above as to which such person shall have been adjudged to be liable for gross negligence or wilful misconduct in the performance of his duty to the Company.

21.5	Subject to the restrictions of Netherlands law, expenses incurred by any Management Board member or officer in defending or investigating a threatened or pending action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding, upon receipt of an undertaking by or on behalf of the Management Board member or officer to repay such amount if it ultimately shall be determined that the Management Board member or officer is not entitled to be indemnified by the Company as authorised in this Article 21. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Management Board deems appropriate.

21.6	The indemnification and advancement of expenses mandated or permitted by, or granted pursuant to, this Article 21 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, contract, vote of stockholders or disinterested Management Board members, or pursuant to the direction (howsoever embodied) of any court of competent jurisdiction or otherwise both as to action by the person in an official capacity and as to action in another capacity while holding such office, it being the policy of the Company that indemnification of the persons specified in Article 21.1 or 21.2 above as defendants shall be made to the fullest extent provided hereunder. The provisions of this Article 21.6 shall not be deemed to preclude the indemnification of any person who is not specified in Article 21.1 or 21.2 above, but whom the Company has the power or obligation to indemnify under the laws of the Company’s jurisdiction of formation or otherwise.

21.7

The Company may purchase and maintain insurance on behalf of any person who is or was a Management Board member, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, trustee, member, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, against any liability asserted against and incurred by such person in any such capacity, or arising out of the person’s status as such, whether or not the Company would have the power or the obligation to indemnify the Management Board member, officer, employee or agent of the Company against such liability under the provisions of this Article 21.

21.8	For the purposes of this Article 21 references to “the Company” shall include, in addition to the resulting company, any constituent company (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its Management Board members, officers, trustees, members, employees and/or agents, so that any person who is or was a Management Board member, officer, trustee, member, employee or agent of such constituent company, or is or was serving at the request of such constituent company as a Management Board member, officer, trustee, member, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article 21 with respect to the resulting or surviving company as such person would have with respect to such constituent company if its separate existence had continued. The term “other enterprise” as used in this Article 21 shall include employee benefit plans. References to “fines” in this Article 21 shall include excise taxes assessed on a person with respect to an employee benefit plan. The phrase “serving at the request of the Company” shall include any service as a Management Board member, officer, employee or agent of the Company that imposes duties on, or involves services by, such Management Board member, officer, employee or agent with respect to any employee benefit plan, its participants or beneficiaries.

21.9	The indemnification and advancement of expenses provided by, or granted pursuant to, this Article 21 shall continue as to a person who has ceased to be a Management Board member, officer, employee or agent of the Company and shall inure to the benefit of the heirs, executors and administrators of such person.

CHAPTER IX. FINANCIAL YEAR AND ANNUAL ACCOUNTS; PROFITS AND DISTRIBUTIONS.

Article 22. Financial Year and Annual Accounts.

22.1	The Company’s financial year shall be the calendar year.

22.2	Annually, not later than five months after the end of the financial year, unless by reason of special circumstances this period is extended by the Shareholders’ Body by not more than six months, the Management Board shall prepare annual accounts, and shall deposit the same for inspection by the Shareholders at the Company’s office.

22.3	Within the same period, the Management Board shall also deposit the annual report for inspection by the Shareholders, unless Section 2:396, subsection 6, first sentence, or Section 2:403 of the Dutch Civil Code applies to the Company.

22.4	The annual accounts shall consist of a balance sheet, a profit and loss account and explanatory notes.

22.5	The annual accounts shall be signed by the Management Board members. If the signature of one or more of them is missing, this shall be stated and reasons for this omission shall be given.

22.6	The Company may, and if the law so requires shall, appoint an accountant to audit the annual accounts. Such appointment shall be made by the Shareholders’ Body.

22.7	The Company shall ensure that the annual accounts and, insofar as required, the annual report and the information to be added by virtue of the law are kept at its office as from the day on which notice of the annual General Meeting of Shareholders is given. Shareholders may inspect the documents at that place and obtain a copy free of charge.

22.8	The annual accounts, the annual report, the information to be added by virtue of the law and the audit by an accountant, as well as deposition of documents at the Commercial Register, shall furthermore be subject to the provisions of Book 2, Title 9, of the Dutch Civil Code.

Article 23. Adoption of the Annual Accounts and Discharge.

23.1	The Shareholders’ Body shall adopt the annual accounts.

23.2	The Shareholders’ Body may grant full or limited discharge to the Management Board members for the management pursued.

Article 24. Profits and Distributions.

24.1	The allocation of profits accrued in a financial year shall be determined by the Shareholders’ Body.

24.2	Distribution of profits shall be made after adoption of the annual accounts if permissible under the law given the contents of the annual accounts.

24.3	The Shareholders’ Body may resolve to make interim distributions and/or distributions at the expense of any reserve of the Company. In addition, the Management Board may decide to make a distribution of interim-dividend.

24.4	Distributions may be made only up to an amount which does not exceed the amount of the Distributable Equity.

24.5	Unless the Shareholders’ Body determines another date of payment, distributions on Shares shall be made payable immediately after they have been declared.

24.6	A claim of a Shareholder for payment of a distribution shall be barred after five years have elapsed.

24.7	In calculating the amount of any distribution on Shares, Shares held by the Company shall be disregarded.

CHAPTER X. THE SHAREHOLDERS’ BODY.

Article 25. Annual General Meeting of Shareholders.

25.1	The annual General Meeting of Shareholders shall be held within six months after the end of the financial year.

25.2	The agenda of this annual General Meeting of Shareholders shall contain, inter alia, the following subjects for discussion:

a.	discussion of the annual report (unless Section 2:396, subsection 6, first sentence, or Section 2:403 of the Dutch Civil Code applies to the Company);

b.	discussion and adoption of the annual accounts;

c.	the granting of discharge to Management Board members;

d.	allocation of profits;

e.	other subjects presented for discussion by the Management Board or by Shareholders and/or persons with DRH-rights, who individually or jointly represent at least one percent (1%) of the Company’s issued capital, and announced with due observance of Article 27 of these Articles of Association.

Article 26. Other General Meetings of Shareholders.

26.1	Other General Meetings of Shareholders shall be held as often as the Management Board deems such necessary.

26.2	Shareholders and/or persons with DRH-rights, who individually or jointly represent at least ten percent (10%) of the Company’s issued capital, may request the Management Board to convene a General Meeting of Shareholders, stating specifically the subjects to be discussed. If the Management Board has not given proper notice of a General Meeting of Shareholders within four weeks following receipt of such request such that the meeting can be held within six weeks after receipt of the request, the applicants shall be authorised to convene a meeting themselves.

Article 27. Notice, Agenda and Venue of Meetings.

27.1	Notice of General Meetings of Shareholders shall be given by the Management Board. Furthermore, notice of General Meetings of Shareholders may be given by persons to whom voting rights to Shares accrue representing in the aggregate at least half of the Company’s issued capital, without prejudice to the provisions of Article 26.2.

27.2	Notice of the meeting shall be given no later than on the fifteenth day prior to the day of the meeting.

27.3	The notice of the meeting shall specify the subjects to be discussed. Subjects which were not specified in such notice may be announced at a later date, with due observance of the term referred to in Article 27.2 hereof.

27.4	The notice of the meeting shall be sent by letters to the addresses of the Shareholders and the persons with DRH-rights shown in the register of Shareholders. Instead of through notice letters, any Shareholder and person with DRH-rights that gives his consent, may be sent notice of the meeting by means of a legible and reproducible message electronically sent to the address stated by him for this purpose to the company.

27.5	General Meetings of Shareholders are held in the municipality in which, according to these Articles of Association, the Company has its official seat. General Meetings of Shareholders may also be held elsewhere, but in that case valid resolutions of the Shareholders’ Body may only be adopted if all of the Company’s issued capital is represented and each person with DRH-rights has been duly convened.

Article 28. Admittance and Rights at Meetings.

28.1	Each Shareholder and each person with DRH-rights shall be entitled to attend the General Meetings of Shareholders, to address the meeting and, if the voting rights accrue to him, to exercise his voting rights. Share-holders and persons with DRH-rights may be represented in a meeting by a proxy authorized in writing.

28.2	At a meeting, each person present with voting rights must sign the attendance list. The chairperson of the meeting may decide that the attendance list must also be signed by other persons present at the meeting.

28.3	The Management Board members shall, as such, have the right to give advice in the General Meetings of Shareholders.

28.4	The chairperson of the meeting shall decide on the admittance of other persons to the meeting.

Article 29. Chairperson and Secretary of the Meeting.

29.1	The chairperson of a General Meeting of Shareholders shall be appointed by a majority of the votes cast by the persons with voting rights present at the meeting. Until such appointment is made, a Management Board member shall act as chairperson, or, if no Management Board member is present at the meeting, the eldest person present at the meeting shall act as chairperson.

29.2	The chairperson of the meeting shall appoint a secretary for the meeting.

Article 30. Minutes; Recording of Shareholders’ Resolutions.

30.1	The secretary of a General Meeting of Shareholders shall keep minutes of the proceedings at the meeting. The minutes shall be adopted by the chairperson and the secretary of the meeting and as evidence thereof shall be signed by them.

30.2	The chairperson of the meeting or those who convened the meeting may determine that a notarial report must be prepared of the proceedings at the meeting. The notarial report shall be co-signed by the chairperson of the meeting.

30.3	The Management Board shall keep record of all resolutions adopted by the Shareholders’ Body. If the Management Board is not represented at a meeting, the chairperson of the meeting shall ensure that the Management Board is provided with a transcript of the resolutions adopted, as soon as possible after the meeting. The records shall be deposited at the Company’s office for inspection by the Shareholders and the persons with DRH-rights. On application, each of them shall be provided with a copy of or an extract from the records.

Article 31. Adoption of Resolutions in a Meeting.

31.1	Each Share confers the right to cast one vote.

31.2	To the extent that the law or these Articles of Association do not require another majority, all resolutions of the Shareholders’ Body shall be adopted by more than half of the votes cast.

31.3	If there is a tie in voting, the proposal shall be deemed to have been rejected, without prejudice to the provisions of Article 32.3 of these Articles of Association.

31.4	If the formalities for convening and holding of General Meetings of Shareholders, as prescribed by law or these Articles of Association, have not been complied with, valid resolutions of the Shareholders’ Body may only be adopted in a meeting, if in such meeting all of the Company’s issued capital is represented and such resolution is carried by unanimous vote and each person with DRH-rights is present or represented.

31.5	In the Shareholders’ Body, no voting rights may be exercised for any Share held by the Company or a subsidiary, nor for any Share for which the Company or a subsidiary holds the depositary receipts. However, pledgees and usufructuaries of Shares owned by the Company or a subsidiary are not excluded from exercising the voting rights, if the right of pledge or the usufruct was created before the Share was owned by the Company or such subsidiary. The Company or a subsidiary may not exercise voting rights for a Share in which it holds a right of pledge or a usufruct.

31.6	When determining how many votes are cast by Shareholders, how many Shareholders are present or represented, or which part of the Company’s issued capital is represented, no account shall be taken of Shares for which, pursuant to the law or these Articles of Association, no vote can be cast.

Article 32. Voting.

32.1	All voting shall take place orally. The chairperson is, however, entitled to decide that votes be cast by a secret ballot. If it concerns the holding of a vote on persons, anyone present at the meeting with voting rights may demand a vote by a secret ballot. For the purposes of this paragraph “in writing” shall mean: by means of secret, unsigned ballot papers.

32.2	Blank and invalid votes shall not be counted as votes.

32.3	If a majority of the votes cast is not obtained in an election of persons, a second free vote shall be taken. If a majority is not obtained again, further votes shall be taken until either one person obtains a majority of the votes cast or the election is between two persons only, both of whom receive an equal number of votes. In the event of such further elections (not including the second free vote), each election shall be between the candidates in the preceding election, with the exclusion of the person who received the smallest number of votes in such preceding election. If in the preceding election more than one person have received the smallest number of votes, it shall be decided which candidate should not participate in the new election by randomly choosing a name. If votes are equal in an election between two persons, it shall be decided who is elected by randomly choosing a name.

32.4	Resolutions may be adopted by acclamation if none of the persons with voting rights present at the meeting objects.

32.5	The chairperson’s decision at the meeting on the result of a vote shall be final and conclusive. The same shall apply to the contents of an adopted resolution if a vote is taken on an unwritten proposal. However, if the correctness of such decision is challenged immediately after it is pronounced, a new vote shall be taken if either the majority of the persons with voting rights present at the meeting or, where the original vote was not taken by roll call or in writing, any person with voting rights present at the meeting, so demands. The legal consequences of the original vote shall be made null and void by the new vote.

Article 33. Adoption of Resolutions without holding Meetings.

33.1	Resolutions of the Shareholders’ Body may also be adopted in writing without holding a General Meeting of Shareholders, provided they are adopted by the unanimous vote of all Shareholders entitled to vote. The provision of Article 28.3 shall apply by analogy. Adoption of resolutions outside of meetings shall not be permissible if there are persons with DRH-rights.

33.2	Each Shareholder must ensure that the Management Board is informed of the resolutions thus adopted as soon as possible in writing. The Management Board shall keep record of the resolutions adopted and it shall add such records to those referred to in Article 30.3 of these Articles of Association.

CHAPTER XI. AMENDMENT TO THE ARTICLES OF ASSOCIATION; CHANGE OF CORPORATE FORM; STATUTORY MERGER AND STATUTORY DEMERGER; DISSOLUTION AND LIQUIDATION.

Article 34. Amendment of the Articles of Association; Change of Corporate Form.

34.1	The Shareholders’ Body may resolve to amend these Articles of Association. When a proposal to amend these Articles of Association is to be made at a General Meeting of Shareholders, the notice of such meeting must state so and a copy of the proposal, including the verbatim text thereof, shall be deposited and kept available at the Company’s office for inspection by the Shareholders and the persons with DRH-rights, until the conclusion of the meeting. From the day of deposit until the day of the meeting, a Shareholder and/or a person with DRH-rights shall, on application, be provided with a copy of the proposal free of charge. An amendment of these Articles of Association shall be laid down in a notarial deed.

34.2	The Company may change its corporate form into a different legal form. A change of the corporate form shall require a resolution to change the corporate form adopted by the Shareholders’ Body, and a resolution to amend these Articles of Association. A change of the corporate form shall furthermore be subject to the relevant provisions of Book 2 of the Dutch Civil Code. A change of the corporate form shall not terminate the existence of the legal entity.

Article 35. Statutory Merger and Statutory Demerger.

35.1	The Company may enter into a statutory merger with one or more other legal entities. A merger resolution may only be adopted in conformity with a merger proposal prepared by the management boards of the merging legal entities. Within the Company, the merger resolution shall be adopted by the Shareholders’ Body. However, in the cases referred to in Section 2:331 of the Dutch Civil Code, the merger resolution may be adopted by the Management Board.

35.2	The Company may be a party in a statutory demerger. The term “demerger” shall include both split-up and spin-off. A demerger resolution may only be adopted on the basis of a demerger proposal to be prepared by the management boards of the parties to the demerger. Within the Company, the demerger resolution shall be adopted by the Shareholders’ Body. However, in the cases referred to in Section 2:334ff of the Dutch Civil Code, the demerger resolution may be adopted by the Management Board.

35.3	Statutory mergers and statutory demergers shall furthermore be subject to the relevant provisions of Book 2, Title 7, of the Dutch Civil Code.

Article 36. Dissolution and Liquidation.

36.1	The Company may be dissolved pursuant to a resolution to that effect by the Shareholders’ Body. When a proposal to dissolve the Company is to be made at a General Meeting of Shareholders, this must be stated in the notice of such meeting.

36.2	If the Company is dissolved pursuant to a resolution of the Shareholders’ Body, the Management Board members shall become liquidators of the dissolved Company’s property. The Shareholders’ Body may decide to appoint other persons as liquidators.

36.3	During liquidation, the provisions of these Articles of Association shall remain in force to the extent possible.

36.4	The balance remaining after payment of the debts of the dissolved Company shall be transferred to the Shareholders in proportion to the aggregate nominal value of the Shares held by each.

36.5	In addition, the liquidation shall be subject to the relevant provisions of Book 2, Title 1, of the Dutch Civil Code.

Chamber of Commerce Commercial Register extract

Commercial Register No. 20164469	This registration is administrated by the Chamber of Commerce for Zuidwest- Nederland

Page 1 (of 2)

Legal entity
RSIN	821703316
Legal form	Private Limited Liability Company (Besloten Vennootschap)
Statutory name	Styron Holding B.V.
Corporate seat	Hoek gemeente Terneuzen
First entry in Commercial Register	22-12-2009
Date of deed of incorporation	21-12-2009
Date of deed of last amendment to the Articles of Association	02-07-2010
Authorised capital	EUR 500.000,00
Issued capital	EUR 100.500,00
Paid-up capital	EUR 100.500,00

Company
Trade name	Styron Holding B.V.
Company start date	21-12-2009
Activities	SBI-code: 6420 - Financial holdings
Employees	0

Establishment
Establishment number	000019725205
Trade name	Styron Holding B.V.
Visiting address	Herbert H. Dowweg 5, 4542NM Hoek
Postal address	Postbus 48, 4530AA Terneuzen
Telephone number	0115671234
Fax number	0115672423
Date of incorporation	21-12-2009
Activities	SBI-code: 6420 - Financial holdings
For further information on activities, see Dutch extract.
Employees	0

Sole shareholder
Name	Styron S.à.r.l.
Visiting address	9A, Parc d’Activité, Syrdall, L-5365 Munsbach, Luxembourg
Registered in	Registre de Commerce et des sociétés
Luxemburg, Luxembourg
under number B153586
Sole shareholder since	17-06-2010

Board member
Name	Kempenaars, Franciscus Johannes Cornelius Maria

Waarmerk KvK	A certified extract is an official proof of registration in the Commercial Register. Certified extracts issued on paper are signed and contain a microtext and UV logo printed on ‘optically dull’ paper. Certified extracts issued in electronic form are signed with a verifiable digital signature.

Chamber of Commerce Commercial Register extract

Commercial Register No. 20164469

Page 2 (of 2)

Date and place of birth	16-09-1958, Tilburg
Date of entry into office	17-06-2010
Title	Director
Powers	Solely/independently authorised

Amsterdam, 15-08-2011. Extract was made at 16.27
For extract

N. Snijders, Plv. Directeur

Waarmerk KvK	A certified extract is an official proof of registration in the Commercial Register. Certified extracts issued on paper are signed and contain a microtext and UV logo printed on ‘optically dull’ paper. Certified extracts issued in electronic form are signed with a verifiable digital signature.

Uittreksel Handelsregister Kamer van Koophandel

KvK-nummer 20164469	Deze inschrijving valt onder beheer van Kamervan Koophandel Zuidwest-Nederland

Pagina 1 (van 2)

Rechtspersoon
RSIN	821703316
Rechtsvorm	Besloten Vennootschap
Statutaire naam	Styron Holding B.V.
Statutaire zetel	Hoek gemeente Terneuzen
Eerste inschrijving handelsregister	22-12-2009
Datum akte van oprichting	21-12-2009
Datum akte laatste statutenwijziging	02-07-2010
Maatschappelijk kapitaal	EUR 500.000,00
Geplaatst kapitaal	EUR 100.500,00
Gestort kapitaal	EUR 100.500,00

Onderneming
Handelsnaam	Styron Holding B.V.
Startdatum onderneming	21-12-2009
Activiteiten	SBI-code: 6420 - Financiële holdings
Werkzame personen	0

Vestiging
Vestigingsnummer	000019725205
Handelsnaam	Styron Holding B.V.
Bezoekadres	Herbert H. Dowweg 5, 4542NM Hoek
Postadres	Postbus 48, 4530AA Terneuzen
Telefoonnummer	0115671234
Faxnummer	0115672423
Datum vestiging	21-12-2009
Activiteiten	SBI-code: 6420 - Financiële holdings Holdingactiviteiten.
Werkzame personen	0

Enig aandeelhouder
Naam	Styron S.à.r.l.
Bezoekadres	9A, Parc d’Activité, Syrdall, L-5365 Munsbach, Luxemburg
Ingeschreven in	Registre de Commerce et des sociétés Luxemburg, Luxemburg onder nummer B153586
Enig aandeelhouder sedert	17-06-2010

Bestuurder
Naam	Kempenaars, Franciscus Johannes Cornelius Maria
Geboortedatum en -plaats	16-09-1958, Tilburg
Datum in functie	17-06-2010

Waarmerk KvK	Een gewaarmerkt uittreksel is een officieel bewijs van inschrijving in het Handelsregister. Een papieren gewaarmerkt uittreksel is ondertekend, voorzien van een microtekst en uv-logo gedrukt op ‘optisch dood’ papier. Een elektronisch gewaarmerkt uittreksel is ondertekend met een verifteerbare elektronische handtekening.

Uittreksel Handelsregister Kamer van Koophandel

KvK-nummer 20164469

Pagina 2 (van 2)

Titel	Directeur
Bevoegdheid	Alleen/zelfstandig bevoegd

Amsterdam, 15-08-2011. Uittreksel is vervaardigd om 16.26
Voor uittreksel

N. Snijders, Plv. Directeur

Waarmerk KvK	Een gewaarmerkt uittreksel is een officieel bewijs van inschrijving in het Handelsregister. Een papieren gewaarmerkt uittreksel is ondertekend, voorzien van een microtekst en uv-logo gedrukt op ‘optisch dood’ papier. Een elektronisch gewaarmerkt uittreksel is ondertekend met een verifieerbare elektronische handtekening.